SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Eclipsys Corporation

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Eclipsys Corporation

1750 Clint Moore Road

Boca Raton, Florida 33487

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JULY 11, 2007

The annual meeting of stockholders of Eclipsys Corporation (the “Company”) will be held at the Company’s Atlanta office, located at 200 Ashford Center North, Atlanta, Georgia 30338, on July 11, 2007, at 10:00 a.m., local time, to consider and act upon the following matters:

1.	To elect two Class III directors to serve for the ensuing three years.

2.	To approve the Company’s Incentive Compensation Plan for Specified Officers.

3.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered certified public accounting firm for the current fiscal year.

4	To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on May 29, 2007 will be entitled to notice of and to vote at the meeting or any adjournment thereof. The stock transfer books of the Company will remain open following the record date.

By Order of the Board of Directors,

Brian W. Copple
Secretary

Boca Raton, Florida

June 11, 2007

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

Eclipsys Corporation

1750 Clint Moore Road

Boca Raton, Florida 33487

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JULY 11, 2007

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors (the “Board of Directors” or the “Board”) of Eclipsys Corporation (the “Company” or “Eclipsys”) for use at the annual meeting of stockholders to be held at the Company’s Atlanta office, located at 200 Ashford Center North, Atlanta, Georgia 30338, on July 11, 2007 at 10:00 a.m., local time and at any postponement or adjournment thereof (the “Annual Meeting”). Each properly submitted proxy will be voted in accordance with the stockholder’s instructions contained therein. If no choice is specified, executed proxies will be voted:

FOR the election of the Class III directors of the Company designated herein as nominees (see “Proposal 1 - Election of Directors” at page 3 of this proxy statement);

FOR the approval of the Company’s Incentive Compensation Plan for Specified Officers (see “Proposal 2 - Approval of the Company’s Incentive Compensation Plan for Specified Officers” at page 30 of this proxy statement); and

FOR ratifying the selection of PricewaterhouseCoopers LLP as the Company’s independent registered certified public accounting firm for the current fiscal year (see “Proposal 3 - Ratification of the Selection of the Company’s Independent Registered Certified Public Accounting Firm” at page 33 of this proxy statement).

A proxy may be revoked by a stockholder at any time before its exercise by delivery of written revocation or a subsequently dated proxy to our Secretary or by voting in person at the Annual Meeting.

The Company will pay all costs of proxy solicitation. In addition to solicitations by mail, our directors, officers and employees, without additional remuneration, may solicit proxies by telephone, facsimile and personal interviews, and we reserve the right to retain outside agencies for the purpose of soliciting proxies. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting materials to the owners of stock held in their names and, as required by law, we will reimburse them for their out-of-pocket expenses in this regard. The approximate date on which this proxy statement, the accompanying form of proxy and our Annual Report for the year ended December 31, 2006 are first sent or given to our stockholders is June 12, 2007.

Voting

On May 29, 2007, the record date for the determination of stockholders entitled to vote at the Annual Meeting (the “Record Date”), there were outstanding and entitled to vote an aggregate of 53,130,564 shares of our common stock (“Voting Common Stock”) (constituting all of our voting stock). Holders of Voting Common Stock are entitled to one vote per share. The holders of a majority of the shares of Voting Common Stock outstanding on the Record Date and entitled to vote at the Annual Meeting, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting and any adjournments and postponements thereof. Shares of Voting Common Stock represented in person or by proxy (including shares that abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

The affirmative vote of a plurality of the votes cast by stockholders entitled to vote on the matter is required for the election of directors. The affirmative vote of a majority of the shares of Voting Common Stock present in person or represented by proxy and entitled to vote on the matter is required to (i) approve the Incentive Compensation Plan for Specified Officers and (ii) ratify the selection of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the current year. For any proposals other than the election of directors, abstentions are counted in tabulations of the votes cast on a proposal presented to stockholders and generally have the same effect as a vote against the proposal, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. With regard to the election of directors, votes may be cast in favor of the director or withheld. Because directors are elected by plurality, abstentions from voting and broker non-votes will be excluded from the vote and will have no effect on its outcome. If a quorum is present at the meeting, the nominees receiving the greatest number of votes (up to two directors) will be elected.

The Board of Directors does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, the persons acting as proxies will vote, or otherwise act, in accordance with their judgment on such matters.

Householding of Proxy Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement and our annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you contact us at the following address or phone number: Eclipsys Corporation, 1750 Clint Moore Road, Boca Raton, Florida 33487, phone: (561) 322-4321, Attention: Corporate Secretary. If you want to receive separate copies of our proxy statement and annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address or phone number.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Third Amended and Restated Certificate of Incorporation provides that the Board of Directors is classified into three classes (designated Class I directors, Class II directors and Class III directors) with members of each class holding office for staggered three-year terms. There are currently three Class I directors, whose terms expire at the 2008 annual meeting of stockholders, two Class II directors, whose terms expire at the 2009 annual meeting of stockholders, and two Class III directors, whose terms expire at the Annual Meeting, in all cases subject to the election and qualification of their successors and to their earlier death, resignation or removal.

The Board of Directors nominated Dan L. Crippen and Edward A. Kangas to stand for election as Class III directors at the Annual Meeting. The persons named in the enclosed proxy will vote to elect these nominees as Class III directors, unless authority to vote for the election of these nominees is withheld by marking the proxy to that effect. Each nominee has indicated his willingness to serve, if elected, but if he is unable or unwilling to serve, proxies may be voted for a substitute nominee designated by the Board of Directors. Each nominee, if elected, will hold office until the 2010 annual meeting of stockholders, subject to the election and qualification of his successor and to his earlier death, resignation or removal.

The table below lists our directors and their committee assignments. A summary of the background and experience for each nominee and incumbent is set forth after the table.

Name	Age	Position	Committee Assignments			Member Since
			Audit	Compensation	Nominating & Governance
Dan L. Crippen	55	Director	X	X	X	June 2004
Steven A. Denning	58	Director		X		March 1997
R. Andrew Eckert	46	Director, Chief Executive Officer and President				November 2005
Eugene V. Fife	66	Chairman of the Board				May 1997
Edward A. Kangas	63	Director	X	Chair	X	June 2004
Braden R. Kelly	36	Director			Chair	February 2001
Jay B. Pieper	63	Director	Chair			May 1996

Nominees for Class III Directors

Dan L. Crippen has been a director of Eclipsys since June 2004. Mr. Crippen is currently self-employed as a consultant, advising medical device manufacturers, pharmaceutical companies, medical management firms, healthcare policy organizations, state and local governments, and others conducting business with the federal government. From 1999 to 2003, Mr. Crippen served as the Director of the Congressional Budget Office. From 1996 to 1999, Mr. Crippen was a founding partner of Washington Counsel, P.C., a consulting firm.

Edward A. Kangas has been a director of Eclipsys since June 2004. Mr. Kangas served as Chairman and Chief Executive Officer of Deloitte Touche Tohmatsu from 1989 to 2000. He also served as the Managing Partner of Deloitte & Touche (USA) from 1989 to 1994. Since his retirement from Deloitte in 2000, Mr. Kangas has served as a consultant to Deloitte and as Chairman of the National Multiple Sclerosis Society. He is also a director of Hovnanian Enterprises Inc., a national homebuilder; Electronic Data Systems Corporation, a provider of technology and outsourcing services; and Tenet Healthcare Corporation, a healthcare services company.

Incumbent Class I Directors

R. Andrew Eckert has been a director of Eclipsys, as well as Chief Executive Officer and President, since November 14, 2005. From March 2004 to October 2005, Mr. Eckert served as Chief Executive Officer of SumTotal Systems, Inc., a provider of learning and business performance technologies and services. From 2002 to March 2004, he served as Chief Executive Officer of Docent, Inc., until it merged with Click2learn to form SumTotal Systems. Previously, Mr. Eckert spent 11 years with ADAC Laboratories, a global leader in nuclear medicine and radiation therapy planning systems, where he served as Chief Executive Officer (1997 to 2001), Chairman (1999 until its sale to Philips Medical Systems in 2000), and President (1994 to 1997). Prior to ADAC, he worked in the consulting and finance industries with Goldman Sachs, Summit Partners and Marakon Associates. Mr. Eckert serves as a board member of Varian Medical Systems, an oncology capital equipment company.

Eugene V. Fife has been a director of Eclipsys since May 1997 and has served as Chairman of the Board since January 2003. Mr. Fife has served on the Board of Directors since May 1997 and has served as Chairman of the Board since January 2003. From April 2005 to November 14, 2005, Mr. Fife served as Chief Executive Officer and President of Eclipsys on an interim basis. Since December 1999, Mr. Fife has served as the founding principal of Vawter Capital, LLC, a private investment firm. Mr. Fife was formerly a general partner in Goldman Sachs & Co., where he served as a member of its Management Committee and as Chairman of Goldman Sachs International. He retired from Goldman Sachs & Co. in 1995, but continues to serve as a Senior Director of the firm. Mr. Fife’s healthcare industry experience includes serving as Chief Executive Officer of Illuminis, Inc., a medical information systems company, from September 1996 to October 2000, and as a former member of the University of Virginia Medical Center’s Operating Board. Mr. Fife is also a director of Caterpillar, Inc., a heavy equipment and engine manufacturer, and is the Chairman of the Governing Council of the Miller Center of Public Affairs at the University of Virginia.

Braden R. Kelly has been a director of Eclipsys since February 2001. Mr. Kelly served as a Managing Director of General Atlantic LLC, a global private equity investment firm that provides capital for innovative companies where information technology or intellectual property is a key driver of growth. Mr. Kelly was with General Atlantic from 1995 until his retirement at the end of 2006. Mr. Kelly served as head of the firm’s Palo Alto office and global healthcare practice, and as a member of its Investment Committee. Mr. Kelly has served on public and private boards of multiple technology, healthcare technology and healthcare services companies.

Incumbent Class II Directors

Steven A. Denning has been a director of Eclipsys since March 1997. Mr. Denning is the Chairman and a Managing Director of General Atlantic LLC, a global private equity investment firm that provides capital for innovative companies where information technology or intellectual property is a key driver of growth, and has been with General Atlantic (or its predecessor) since 1980. Mr. Denning is also a director of Genpact, a global leader in providing high-quality business-process services; Hewitt Associates, Inc., a global human resources outsourcing and consulting firm delivering a complete range of human capital management services; IHS Inc., a leading global provider of critical technical information, decision-support tools and related service; Liberata Limited, one of the United Kingdom’s leading specialists in business process outsourcing services; and The Thomson Corporation, a provider of integrated information solutions to business and professional customers.

Jay B. Pieper has been a director of Eclipsys since May 1996. Since May 1995, Mr. Pieper has served as Vice President of Corporate Development and Treasury Affairs for Partners HealthCare System, Inc., the parent of Brigham and Women’s Hospital, Inc. and Massachusetts General Hospital. He is also President of Partners International Medical Services LLC. Mr. Pieper serves on the Board of Directors of Biopure Corporation, a manufacturer of pharmaceuticals, and is a member and past director of Financial Executives International.

The Board of Directors recommends a vote FOR the election of Dan L. Crippen and Edward A. Kangas as Class III directors.

CORPORATE GOVERNANCE

DIRECTOR INDEPENDENCE

A director will qualify as an “independent director” under applicable rules of the NASDAQ Stock Market, Inc. (“NASDAQ”) if, in the opinion of our Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors has determined that none of Messrs. Crippen, Denning, Fife, Kangas, Kelly, or Pieper has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Accordingly, our Board of Directors has concluded that each of these directors is an “independent director” as defined under Rule 4200(a)(15) of the NASDAQ Marketplace Rules.

BOARD AND COMMITTEE MEETINGS

In 2006, the Board of Directors met 11 times, the Audit Committee met 10 times, the Compensation Committee met seven times, and the Nominating & Governance Committee met three times. During 2006, each director attended at least 75% of the aggregate of the number of Board meetings and the number of meetings held by all committees on which the director then served.

Our Board of Directors has determined that director attendance at our annual meetings would be an unnecessary expense given the historically sparse stockholder attendance at our annual meetings. Accordingly, our Corporate Governance Policy provides that directors are not required to attend our annual meetings. A copy of the policy is posted on the “Corporate Governance” section of our Investor Relations website at www.eclipsys.com/investors. Other than our Chairman of the Board, no other directors attended our 2006 annual meeting of stockholders.

BOARD COMMITTEES

The Board of Directors has established three standing committees – Audit, Compensation, and Nominating & Governance – each of which operates under a charter that has been approved by the Board. A current copy of each committee’s charter is posted on the “Corporate Governance” section of our Investor Relations website at www.eclipsys.com/investors.

Committee membership is indicated in the table above. The Board of Directors has determined that all of the members of each of the Board’s three standing committees are independent as defined under the NASDAQ Marketplace Rules, including, in the case of all members of the Audit Committee, the independence requirements set forth in Rule 10A-3 under the Securities Exchange Act of 1934.

Audit Committee

The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and overseeing the independence of our registered certified public accounting firm;

•	overseeing the work of our independent registered certified public accounting firm, including through the receipt and consideration of certain reports from such firm;

•	reviewing and discussing with management and our independent registered certified public accounting firm our annual and quarterly financial statements and related disclosures;

•	reviewing our internal control over financial reporting and disclosure controls and procedures, and overseeing our Code of Business Conduct and Ethics;

•	reviewing the effectiveness of our internal audit function;

•	reviewing our risk management policies;

•	establishing procedures for the receipt and retention of accounting-related complaints and concerns; and

•	preparing the Audit Committee Report required by SEC rules (which is included below under the caption “Report of the Audit Committee of the Board of Directors”).

The Board of Directors has determined that each of Messrs. Pieper, Crippen and Kangas is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K.

Compensation Committee

The Compensation Committee’s responsibilities include:

•	reviewing and approving performance objectives for the CEO and the other executive officers;

•	evaluating the performance of the CEO and the other executive officers;

•	overseeing succession planning for the CEO and the other executive officers;

•	determining the compensation and benefits of the CEO and the other executive officers;

•	overseeing and administering our cash and equity incentive plans; and

•	making recommendations to the Board with respect to director compensation.

In connection with its duty to oversee and administer our equity compensation plans, the Compensation Committee has delegated to the CEO the authority, subject to certain limits, to grant awards thereunder to employees other than the Company’s executive officers.

Nominating & Governance Committee

The Nominating & Governance Committee’s responsibilities include:

•	reviewing and making recommendations to the Board regarding the size, composition, structure and operation of the Board;

•	seeking, evaluating, recommending and recruiting qualified individuals to become directors;

•	recommending to the Board the persons to be nominated for election as directors;

•	approving and administering the Company’s corporate governance policies and procedures; and

•	administering a periodic assessment of the Board and its committees.

DIRECTOR CANDIDATE NOMINATING PROCEDURES

The process followed by the Company’s Nominating & Governance Committee to identify and evaluate director candidates includes requests for recommendations, committee meetings from time to time to evaluate biographical information and material relating to potential candidates, and interviews of candidates by Board members.

In considering whether to nominate any particular candidate, the Nominating & Governance Committee will apply the criteria set forth in our Corporate Governance Policy. These criteria include the candidate’s integrity, independence, judgment, business experience and background, as well as the Board’s needs. The Nominating & Governance Committee does not assign specific weights to particular criteria. The Nominating & Governance Committee believes that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

Stockholders may recommend individuals to the Nominating & Governance Committee for consideration as potential director candidates and inclusion in our proxy statement for the 2008 annual meeting of stockholders by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned at least $2,000 in market value or 1% of our Voting Common Stock for at least a year as of the date such recommendation is made. Such information should be sent to the Nominating & Governance Committee, c/o Corporate Secretary, Eclipsys Corporation, 1750 Clint Moore Road, Boca Raton, Florida 33487. Assuming that appropriate biographical and background material has been provided on a timely basis and other procedural requirements have been satisfied, the Nominating & Governance Committee will evaluate stockholder-recommended candidates by following the same process, and applying the same criteria, as it follows for candidates submitted by others. If the Board determines to nominate a stockholder-recommended candidate, then his or her name will be included on our proxy card for the 2008 annual meeting of stockholders.

Stockholders also have the right under our bylaws to directly nominate director candidates at an annual meeting even though the nominee is not included in the proxy statement for the annual meeting for which such nomination is to be considered. Pursuant to our bylaws, in order for any stockholder-recommended director candidate who is not included in the proxy statement for the 2008 annual meeting of stockholders to be brought before the meeting by a stockholder of record, such stockholder must give notice of that director nomination to our Corporate Secretary not less than 60 days or more than 90 days prior to the 2008 annual meeting of stockholders. If less than 70 days notice or prior public disclosure of the date of the meeting is given to stockholders, notice of the stockholder’s director nomination must have been mailed or delivered to our Corporate Secretary no later than the 10th day following the date on which the notice of the meeting was mailed or such public disclosure was made, whichever occurs first. The notice of director nomination must contain the information required by our bylaws. Candidates nominated by stockholders in accordance with these bylaw procedures for consideration at the 2008 annual meeting of stockholders will not be included on our proxy card for that annual meeting.

COMMUNICATING WITH THE INDEPENDENT DIRECTORS

The Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The Chairman of the Board (if an independent director), or the Lead Director (if one is appointed), or the Chairman of the Nominating & Governance Committee, with the assistance of our Chief Financial Officer and General Counsel, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as considered appropriate. Under procedures approved by a majority of the independent directors, communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Chairman of the Board (if an independent director), or the Lead Director (if one is appointed), or the Chairman of the Nominating & Governance Committee, considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs or personal grievances and communications that are repetitive or duplicative.

Stockholders who wish to send communications on any topic to the Board may address such communications to Board of Directors c/o Corporate Secretary, Eclipsys Corporation, 1750 Clint Moore Road, Boca Raton, Florida 33487.

CODE OF BUSINESS CONDUCT AND ETHICS

Eclipsys has adopted a written Code of Business Conduct and Ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code of Business Conduct and Ethics is posted on the “Corporate Governance” section of our Investor Relations website at www.eclipsys.com/investors. In addition, we intend to post on our website all disclosures that are required by law or the applicable rules of NASDAQ concerning any amendments to, or waivers from, any provision of the Code of Business Conduct and Ethics.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Crippen, Denning, and Kangas served during 2006 as members of the Compensation Committee. None of Messrs. Crippen, Denning or Kangas was at any time during 2006, or at any other time, an officer or employee of the Company. No interlocking relationships exist between the Board of Directors or the Compensation Committee and the board of directors or the compensation committee of any other company. See “Certain Related Party Transactions” below for a description of certain related party transactions between the Company and affiliates of Mr. Denning and Mr. Fife.

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash[1] ($)		Stock Awards[4] ($)	Option Awards[4] ($)	Total ($)
Dan L. Crippen	61,000		43,748	104,256	209,004

Steven A. Denning	49,000	[2]	43,748	34,553	127,301

Eugene V. Fife	190,750		43,748	172,763	407,261

Edward A. Kangas	72,500		43,748	104,256	220,504

Braden R. Kelly	54,250	[3]	43,748	34,553	132,551

Jay B. Pieper	74,750		43,748	55,284	173,782

[1]

Consists of annual retainers, meeting fees, and additional fees of $115,000 for Eugene V. Fife as Chairman of the Board, $15,000 for Jay B. Pieper as Chairman of the Audit Committee, $10,000 for Edward A. Kangas as Chairman of the Compensation Committee, and $3,750 for Braden R. Kelly as Chairman of the Nominating & Governance Committee.

[2]	Includes $39,250 that Mr. Denning elected to defer and receive in the form of deferred stock units rather than cash.
[3]	Includes $42,500 that Mr. Kelly elected to defer and receive in the form of deferred stock units rather than cash.
[4]

In accordance with the rules of the Securities and Exchange Commission, these amounts are the 2006 expense recognized by the Company in accordance with FAS 123R for financial statement reporting purposes in connection with stock awards or option awards. The reported amount does not necessarily reflect aggregate income that may be recognized by the individual for income tax purposes upon vesting of awards or sale of shares, or the value that may be realized by the individual upon sale of shares, which amounts will depend upon the fair market value of the shares at the times awards vest and shares are sold and may be more or less than the amount shown. Stock Awards amounts consist of the pro-rata portion of each director’s annual grant of $75,000 in deferred stock units recognized as expense in 2006. The Stock Awards amount for Mr. Fife excludes expense recognized in 2006 in connection with a grant of 100,000 shares of restricted stock made to him in April 2005 in connection with his service as interim Chief Executive Officer of the Company.

Narrative Disclosure Related to Director Compensation Table

Each non-employee director of the Company is compensated for service on the Company’s Board through a combination of cash fees and equity.

Cash fees include an annual retainer of $35,000, attendance fees of $2,000 per board meeting and $1,500 per committee meeting (with those amounts halved for telephonic participation), and additional annual fees of $115,000 for the Chairman of the Board, $15,000 for the Audit Committee Chairman, $10,000 for the Compensation Committee Chairman, and $5,000 for the Nominating & Governance Committee Chairman.

Equity compensation takes the form of deferred stock units (“DSUs”) granted under the Company’s 2005 Stock Incentive Plan as of the date of each annual meeting of the Company’s stockholders. Each individual who is elected as a non-employee director at the annual meeting, or who is a continuing non-employee director immediately after such annual meeting, will be granted a number of DSUs equal to the quotient obtained by dividing $75,000 by the fair market value of the Company’s Common Stock on the date of the annual meeting (the “Annual Grant DSUs”). However, if the date of the annual meeting is during a regular quarterly blackout period under the Company’s Insider Trading Policy, then the Annual Grant DSUs are granted upon termination of that regular quarterly blackout period, but not earlier than the day after the completion of two full day trading sessions of the principal exchange or market system upon which the Company’s common stock trades following the filing of the SEC report on Form 10-Q or Form 10-K that includes financial statements for the most recently completed fiscal quarter of the Company. Each DSU represents a notional right to receive one share of Common Stock at the time specified below.

Each Annual Grant DSU vests in four equal increments on each 91-day interval following the date of the annual meeting with respect to such Annual Grant DSU is made or, if earlier, upon the non-employee director’s death or the occurrence of a change in control as defined in the Plan and the appendix to the Plan setting forth rules related to the DSUs, or the annual meeting of stockholders immediately following the meeting with respect to which the Annual Grant DSU was granted.

A non-employee director may elect to receive DSUs in lieu of all or a portion of his or her annual retainer fees, committee chair fees, and per-meeting fees. Such fees shall be converted to DSUs by dividing (i) the amount of cash by (ii) the fair market value of the Common Stock as of the date of conversion. All DSUs issued for deferred cash compensation are fully vested at all times.

Shares of Common Stock equal to the whole number of vested DSUs credited to a non-employee director as of the date the non-employee director ceases to serve as a member of the Board (or, if earlier, the date of a change in control) are issued to the non-employee director on the earlier of (i) the first business day coincident with or next following the date that is six months following the cessation of Board service, or (ii) the date of a change in control.

In addition to the foregoing, initial equity awards may be made to induce new directors to join the Board of Directors in the future. The nature and amount of any such awards are determined by the Board of Directors at the time based upon then-current circumstances.

All directors are reimbursed for the expenses they incur in the course of Board service.

This director compensation program was implemented in 2006. Earlier, the Company made periodic stock option grants to directors but did not have a program of regular equity awards and did not compensate directors for meeting attendance or committee chair service.

EXECUTIVE OFFICERS

The table below lists our executive officers. A summary of the background and experience of each of these individuals (other than Mr. Eckert, whose information is above) is set forth after the table.

Name	Age	Position
R. Andrew Eckert	46	President and Chief Executive Officer
John E. Deady	43	Executive Vice President Client Solutions
John P. Gomez	43	Executive Vice President and Chief Technology Strategy Officer
Frank E. Stearns, Jr.	47	Executive Vice President Client Operations
Robert J. Colletti	48	Senior Vice President, Chief Financial Officer and Chief Accounting Officer
John J. McAuley	51	Senior Vice President Outsourcing
Joseph C. Petro	40	Senior Vice President Software Development
Brian W. Copple	46	Chief Legal Officer, General Counsel and Corporate Secretary

John E. Deady joined Eclipsys in January 2006 as our Executive Vice President Client Solutions. Prior to joining Eclipsys, Mr. Deady served from October 2005 until January 2006 as Vice President and General Manager, Revenue Cycle Solutions, at McKesson Corporation, a provider of healthcare information technology. While at McKesson, Mr. Deady also served as Vice President of Marketing & Sales Support from April 2004 until October 2005. In addition, Mr. Deady also served as National Vice President of New Business from October 2002 to April 2004, and National Vice President of Clinical Sales Group from August 2001 to October 2002. Previously, Mr. Deady also held executive sales and marketing positions at ADAC Laboratories and Cerner Corporation, and a technical sales position at E.I. du Pont de Nemours and Company, a manufacturer of medical imaging consumables and capital equipment.

John P. Gomez has served as our Executive Vice President and Chief Technology Strategy Officer since December 2004. Mr. Gomez held the title of Senior Vice President and Chief Technology Officer from August 2003, when he first joined Eclipsys. Prior to joining Eclipsys, Mr. Gomez served from October 2002 to January 2003 as senior vice president and chief technology officer at WebMD Corporation. Prior to that, Mr. Gomez served from February 2001 to October 2002 as Chief Technology Officer and Senior Vice President of strategic business development at Brill Media Holdings, an e-commerce and media publication company. Previously, Mr. Gomez held management technology positions at Microsoft Corporation, HRBlock Advanced Technology and KYMA Technologies, Inc.

Frank E. Stearns, Jr., has served as our Executive Vice President Client Operations since January 2007, which includes responsibility for all professional services, consulting, product support and our Technology Solutions Center. From November 2005 to December 2006, Mr. Stearns served as our Senior Vice President of Professional Services, which included responsibility for Eclipsys’ consolidated services offerings, and from January 2003 to November 2005 he led Eclipsys’ consulting group. Prior to Eclipsys, from August 1999 to January 2003, Mr. Stearns served as a Vice President and Partner for Cerner Corporation, a provider of enterprise healthcare software and services. From October 1993 to August 1999, Mr. Stearns served as Vice President of Decision Technologies at Computer Sciences Corporation (CSC), a worldwide provider of technology products and services focusing in the healthcare sector.

Robert J. Colletti has served as our Senior Vice President, Chief Financial Officer and Chief Accounting Officer since August 2001. From June to August 2001, Mr. Colletti served as our Senior Vice President Finance and Chief Accounting Officer and, from January 1997 to June 2001, as our Vice President of Finance. Mr. Colletti joined Eclipsys in January 1997 as part of our acquisition of ALLTEL Healthcare Information Services, Inc. Previously, he spent seven years at Arthur Andersen LLP, specializing in emerging companies, primarily in the technology industry.

John J. McAuley has served as our Senior Vice President Outsourcing since January 2007. He served as our Senior Vice President of Sales Support from April 2006 to January 2007. Prior to joining Eclipsys, Mr. McAuley served as the North America Sales Manager (December 2002 to April 2006) and Vice President and General Manager of Positron Emission Tomography (December 2000 to December 2002) at Philips Medical, a provider a global leader in diagnostic imaging systems, healthcare information technology solutions, and patient monitoring and cardiac devices.

Joseph C. Petro has served as our Senior Vice President Software Development since February 2007. Prior to joining Eclipsys, Mr. Petro served from 2004 as Senior Vice President, Technology, Development and Operations for TrueAdvantage, Inc., a technology enabled sales acceleration company providing software as a service solution to global sales forces. From 2002 to 2004, he was Chief Operating Officer and Delivery Officer of Intigma, an enterprise content management company providing expert system content management tools and services to global enterprises. From 1997 to 2002, Mr. Petro was Vice President, Global Content Operations for Aspect Development/I2 Technologies, Inc., a supplier relationship management company providing enterprise solutions to the Fortune 500. Previously, he held systems engineering positions with Concentra Corporation and Electronic Data Systems Corporation.

Brian W. Copple joined Eclipsys in May 2005 as our Chief Legal Officer, General Counsel and Corporate Secretary. Prior to joining Eclipsys, Mr. Copple served as Chief Legal Officer and General Counsel of Exult, Inc., a provider of human resources and related business process outsourcing services, for five years until its acquisition by Hewitt Associates. Previously, Mr. Copple was a partner with the law firm of Gibson, Dunn & Crutcher LLP.

BENEFICIAL OWNERSHIP OF VOTING COMMON STOCK

The following table sets forth certain information regarding the beneficial ownership of our Voting Common Stock and Voting Common Stock equivalents as of May 1, 2007 by (i) each person or entity who is known by us to beneficially own more than 5% of the outstanding shares of Voting Common Stock; (ii) each director or nominee for director; (iii) each of the executive officers named in the Summary Compensation Table set forth below under the caption “Executive Compensation in 2006;” and (iv) all directors and executive officers as a group. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of capital stock listed as owned by such person or entity. We have no outstanding shares of Non-Voting Common Stock.

As compensation for Board service, our non-employee directors receive a portion of their total fees in the form of deferred stock units (“DSUs”). Under the rules of the Securities and Exchange Commission, DSUs are not included in calculating beneficial ownership of our Voting Common Stock because the holder of a DSU does not have voting or investment power with respect to the DSU or the underlying shares. Nonetheless, we consider the disclosure of DSU ownership to be relevant to investors because the payment ultimately received by the holder of a DSU is in the form of Voting Common Stock. Accordingly, the following table includes a column reflecting the number of DSUs owned by each person named in the table even though the underlying shares are not included in the shares reported as beneficially owned or the related percentage ownership calculations.

Except as set forth herein, the business address of the named beneficial owner is c/o Eclipsys Corporation, 1750 Clint Moore Road, Boca Raton, Florida 33487.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	Number of Deferred Stock Units(2)	Percentage Owned (%)(3)
5% Stockholders:
Thornburg Investment Management, Inc.(4) 119 East Marcy Street Santa Fe, New Mexico 87501	7,897,341		14.9%

Investment entities affliliated with General Atlantic LLC(5) c/o General Atlantic Service Company, LLC 3 Pickwick Plaza Greenwich, Connecticut 06830	4,744,556		8.9%

FMR Corp.(6) 82 Devonshire Street Boston, Massachusetts 02109	2,855,600		5.4%

Tremblant Capital Group(7) 767 Fifth Avenue New York, New York 10153	2,830,667		5.3%

Directors and Executive Officers:
Robert J. Colletti	323,013(8)		*
Dan L. Crippen	30,000(9)	3,910	*
John E. Deady	213,457(10)		*
Steven A. Denning	4,799,722(11)	5,318	9.0%
R. Andrew Eckert	293,775(12)		*
Eugene V. Fife	323,566(13)	3,910	*
John P. Gomez	229,205(14)		*
Edward A. Kangas	40,000(15)	3,910	*
Braden R. Kelly	45,833(16)	5,501	*
Jay B. Pieper	900,956(17)	3,910	1.7%
Frank E. Stearns	171,473(18)

Former Executive Officers:
John A. Adams(19)	13,553		*
Russ J. Rudish(20)	—		—

All executive officers and directors as a group (13 Persons)(21)	7,471,098		13.8%

* Less than 1%

(1)	The number of shares beneficially owned by each stockholder is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after May 1, 2007 through the exercise of any stock option, warrant or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. The shares reflected in this column do not include the DSUs owned by the non-employee directors and described in footnote (2) below.
(2)	Reflects DSUs granted (i) to each non-employee director annually as compensation for Board service and having a grant date value of $75,000, and (ii) to those non-employee directors who have elected to receive DSUs in lieu of all or a portion of cash compensation for Board service. See “Director Compensation.” Because the DSUs do not constitute actual shares of outstanding Voting Common Stock, a DSU holder does not possess voting or investment authority with respect to any Voting Common Stock as a result of his or her ownership of a DSU.
(3)	Does not include the DSUs owned by the non-employee directors and described in footnote (2) above. The applicable percentage is based on 53,048,369 shares of Voting Common Stock outstanding at May 1, 2007.
(4)	Based on most recent available information provided by Thornburg Investment Management.
(5)	Consists of 483,174 shares owned by General Atlantic Partners 74, L.P. (“GAP 74”), 247,431 shares owned by General Atlantic Partners 48, L.P. (“GAP 48”), 309,179 shares owned by General Atlantic Partners 47, L.P. (“GAP 47”), 2,272,000 shares owned by General Atlantic Partners 38, L.P. (“GAP 38”), 644,893 shares owned by General Atlantic Partners 28, L.P. (“GAP 28”), 36,758 shares owned by GapStar, LLC (“GapStar”), 682,927 shares owned by GAP Coinvestment Partners, L.P. (“GAPCO”), 67,300 shares owned by GAP Coinvestment Partners II, L.P. (“GAPCO II”) and 894 shares owned by GAPCO GmbH & Co. KG (“KG”). Steven A. Denning is the Chairman and a Managing Director of General Atlantic LLC (“GA LLC”), and Mr. Denning is a general partner of each of GAPCO and GAPCO II. GA LLC is the general partner of GAP 28, GAP 38, GAP 47, GAP 48 and GAP 74. GA LLC is also the sole member of GapStar. The general partners of GAPCO and GAPCO II are Managing Directors of GA LLC. GAPCO Management GmbH (“Management GmbH”) is the general partner of KG .The Managing Directors of GA LLC are authorized to and empowered to vote and dispose of the securities owned by KG. GAP 28, GAP 38, GAP 47, GAP 48, GAP 74 and GapStar, GA LLC, GAPCO, GAPCO II, KG and Management GmbH are a “group” within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934, as amended. Mr. Denning disclaims beneficial ownership of all of such shares of common stock except to the extent of his pecuniary interest therein.
(6)	This information is as of December 31, 2006 and is based on a Schedule 13G/A filed jointly by FMR Corp. (“FMR”), Edward C. Johnson 3d and Fidelity Management & Research Company (“Fidelity”) with the Securities and Exchange Commission on February 14, 2007. According to the report, Fidelity, a wholly-owned subsidiary of FMR, is the beneficial owner of 2,855,567 shares of Voting Common Stock as a result of acting as an investment advisor to various investment companies. Mr. Johnson and FMR have sole dispositive power with respect to all of these shares. Pyramis Global Advisors Trust Company, an indirect wholly-owned subsidiary of FMR, is the beneficial owner of 33 shares of Voting Common Stock, of which Mr. Johnson and FMR have sole dispositive and voting power. Mr. Johnson is Chairman of FMR.
(7)	This information was derived from the Schedule 13G/A filed by Tremblant Capital Group with the Securities and Exchange Commission on February 14, 2007.
(8)	Includes 304,416 shares issuable upon the exercise of stock options that are exercisable within 60 days of May 1, 2007.
(9)	Consists entirely of 30,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of May 1, 2007.
(10)	Includes 113,333 shares issuable upon the exercise of stock options that are exercisable within 60 days of May 1, 2007.
(11)	Consists of (i) 55,166 shares issuable upon the exercise of stock options that are exercisable within 60 days of May 1, 2007 and (ii) 4,744,556 shares of Voting Common Stock described in footnote (5) above. Mr. Denning disclaims beneficial ownership of the shares described in footnote (5) above except to the extent of his pecuniary interest therein and their inclusion herein shall not be deemed an admission of beneficial ownership.
(12)	Includes 157,500 shares issuable upon the exercise of stock options that are exercisable within 60 days of May 1, 2007.

(13)	Includes (i) 155,166 shares issuable upon the exercise of stock options that are exercisable within 60 days of May 1, 2007, (ii) 65,000 shares held by a revocable trust of which Mr. Fife is the settler and trustee, (iii) 1,700 shares owned by Mr. Fife’s son and (iv) 1,700 shares owned by Mr. Fife’s daughter.
(14)	Includes 139,667 shares issuable upon the exercise of stock options that are exercisable within 60 days of May 1, 2007.
(15)	Includes 30,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of May 1, 2007.
(16)	Consists entirely of 45,833 shares issuable upon the exercise of stock options that are exercisable within 60 days of May 1, 2007.
(17)	Consists of (i) 67,666 shares issuable upon the exercise of stock options that are exercisable within 60 days of May 1, 2007 and (ii) 833,290 shares held by Partners HealthCare System, Inc. (“Partners”). Mr. Pieper is a Vice President of Partners. Mr. Pieper disclaims beneficial ownership of the shares held by Partners and their inclusion herein shall not be deemed an admission of beneficial ownership.
(18)	Includes 70,918 shares issuable upon the exercise of stock options that are exercisable within 60 days of May 1, 2007.
(19)	The Company terminated the employment of Mr. Adams without cause as of November 22, 2006.
(20)	The Company terminated the employment of Mr. Rudish without cause as of January 5, 2006.
(21)	Includes the amounts described in footnotes (8) through (18) above, 51,765 shares held by other executive officers and 48,333 shares issuable upon the exercise of stock options that are held by other executive officers and exercisable within 60 days of May 1, 2007.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview and Objectives of our Executive Compensation Program

The primary goals of our compensation program for named executive officers are to retain those individuals and to motivate and reward them for performance that increases value for the Company’s stockholders. The compensation program is designed to support these goals in specific ways.

First, annual cash bonuses are contingent upon meeting specified performance objectives related to earnings, revenue and sales bookings, which are the key contributors to increases in the value of our stock. Further, bonuses must “self fund,” meaning that if payment of bonuses would cause earnings to be less than the level of earnings upon which bonus plan funding was based, then bonus plan funding must be reduced to the point that earnings meet the appropriate threshold net of plan funding. Finally, 2007 bonuses may not be paid in excess of target unless the Board of Directors approves a satisfactory 2008 budget for the Company. We believe these bonus plan features link payment of bonuses to corporate results that should tend to support increases in the value of our stock.

Second, stock options are granted with an exercise price equal to the fair market value of our stock on the date of grant, so the value of these awards depends upon increases the Company’s stock price. Both stock options and other equity awards can be expected to increase in value over time with sustained performance and result in a commensurate increase in the value of stockholders’ investments.

Third, the stock options and restricted stock owned by the named executive officers vest over a period of five years, providing an incentive for the named executive officers to continue serving as our executive officers through the vesting period.

Compensation of our named executive officers for 2006 should be reviewed in the context of recent changes in the Company and its executive officers. In late 2004, our Board of Directors determined that significant changes in our management were needed to support the Company’s ability to deliver sustained performance and growth in our evolving marketplace. Since then, a primary focus of our executive compensation program has been to support these changes by enabling us to recruit a new management team with appropriate experience and talent, retain that management team to formulate and execute upon a cohesive strategy, and motivate and reward that management team for success.

In January 2006, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“Cook”) as its independent compensation consultant. Cook provided market benchmark information and recommendations regarding cash and non-cash compensation and related policies. Our executive compensation programs and the 2006 compensation as described in this proxy statement reflect the Compensation Committee’s implementation of various compensation practices, as discussed below, which are based on recommendations provided by Cook, adapted to our circumstances as deemed appropriate by the Compensation Committee. Cook continues to advise the Compensation Committee, and among other things, we expect their advice to help guide our design of a long-term equity compensation program for the Company, which we expect to implement later in 2007 or in 2008.

Elements of our Executive Compensation Program

The Company’s executive compensation consists of base salary, equity awards, and eligibility for an annual cash bonus based upon attainment of specified corporate performance objectives. We choose to provide these basic compensation elements because we believe if we did not we would be unable to recruit or retain capable executives.

In 2006, the Company did not provide its named executive officers with deferred compensation arrangements, pension or supplemental retirement benefits, or unusual or excessive perquisites. Our Compensation Committee believes that the base salary, annual cash bonus and equity elements of our executive compensation are set at levels that, in the aggregate, represent a fair and attractive compensation package, and consequently that additional elements were not necessary to recruit, retain, motivate and reward the named executive officers. This belief could change over time, but currently our Compensation Committee does not plan for any named executive officer compensation for 2007 other than base salary, annual cash bonus and equity.

We attempt to provide aggregate compensation to our named executive officers that is competitive with what they could earn if they worked for the kinds of employers with which we compete for executive talent. These include not only our direct competitors, but also other technology companies and larger organizations that have operations similar to ours or otherwise provide training and experience relevant to management at Eclipsys. We have evaluated our executive compensation by reference to commercially available benchmark data, including Radford surveys, and by comparison to various “peer groups” and companies with characteristics comparable to ours. We believe that such comparisons, while useful, must be kept in perspective. Instead of seeking to compensate our named executive officers at a specified percentile within a peer group or survey, we believe that we must ultimately assess our executive compensation in terms of its fairness to the Company and the executives and its overall adequacy in fulfilling the objectives noted above.

In the future, we will continue to assess our executive compensation against various market benchmarks and will attempt to provide an aggregate compensation package that is competitive with what our executives could earn elsewhere. We believe that if the Company performs strongly and our stockholders benefit, executive officers should earn compensation that corresponds to such Company performance. This argues in favor of weighting compensation toward equity and performance-based bonuses. On the other hand, we believe executive salaries should deliver sufficient compensation to retain our executive team until value can be derived from bonus and equity components. Finding the right balance among these elements requires ongoing review and analysis based upon our operating results and market factors.

Salary

As described in more detail below, the current base salaries have been established for newly hired executives by reference to market benchmarks and executive compensation precedent for the Company. Salaries for other executive officers have in some cases been set by reference to the salaries of newly hired executives. Salaries are paid to secure the services of the executive team and compensate for functional role and responsibility.

During 2006, we reviewed our base salary structure company-wide and benchmarked all jobs to market comparables. Although we did budget for modest company-wide payroll increases, we did not budget for any increase in base salary for named executive officers for 2006 or 2007 (other than in connection with Mr. Stearns’ promotion) because we believe the base salary levels of our named executive officers are currently appropriate in light of our market comparisons and the purposes of the salary portion of our named executive officer compensation, including retaining our executives in years when company performance does not support earning significant value through performance-based bonus or equity awards.

Because the Company’s past performance has been inconsistent, we have relied to a significant degree upon base salaries to hedge against uncertainty about the level of compensation available through performance-based cash bonuses and stock options. We do not anticipate attempting to decrease the base salary levels of our named executive officers, and each of our named executive officers has a severance agreement that would entitle him to resign with “good reason” and collect severance compensation if his base salary were reduced. Conversely, we have not felt a need to increase base salary levels, and we expect that over time, as the Company evolves and performance improves, value of cash bonuses and equity awards will increase, and commensurately base salary will decrease as a percentage of overall named executive officer compensation.

Bonus

Plan Structure

Our corporate bonus plan (the “Bonus Plan”) covers named executive officers and other bonus plan participants (excluding sales employees participating in incentive compensation plans driven by their individual sales results). Cash bonuses for named executive officers and others under the Bonus Plan are contingent upon meeting certain specified performance objectives related to earnings, revenue and sales bookings, and therefore motivate and reward achievement of annual performance goals. We chose earnings (net income, excluding stock-based compensation) and revenue as performance criteria because we believe these fundamental measures of performance, together with our growth prospects, are the most important determinants of the value investors ascribe to the Company’s stock. We also chose to include sales bookings because current sales are the primary source of revenue growth in future periods, and are therefore critical to our future success.

Each named executive officer other than Mr. Eckert has a target bonus of $200,000; Mr. Eckert as Chief Executive Officer has a target of $400,000. Targets are set at a level that is competitive and intended to provide significant motivation to achieve our goals. All named executive officers’ bonuses under the Bonus Plan for 2006 and 2007 are earned in whole or part based solely upon Company performance, except that the 2006 bonus for each of Messrs. Eckert and Deady was guaranteed at target as part of their inducement to leave their prior employment to join the Company. Bonuses for Messrs. Eckert and Deady are not guaranteed for 2007 and later. In the future, we may include individual performance elements in the bonus determination for executive officers. However, for 2006 and 2007, we adopted a uniform approach based on the Company’s performance because we believe that framework aligns most closely with our objective of delivering the fundamental financial performance that our stockholders expect. In addition, we think a uniform bonus approach omitting individual performance elements, as well as a common bonus target level, is helpful in fostering a sense of teamwork and common purpose among our new management team.

A summary of the Bonus Plan as applicable to 2006 and 2007, pursuant to which non-equity incentive plan awards are made, is set forth below in the “Narrative Disclosure Related to Summary Compensation Table and Grants of Plan-Based Awards Table.”

2006 Bonus Payments

For 2006, the aggregate bonus pool was approximately $2.2 million, and after payment of approximately $675,000 in guaranteed bonuses not paid earlier in the year, the balance was allocated to participants according to the Bonus Plan. This resulted in payments to Messrs. Colletti, Gomez and Stearns of $40,000 each, representing 20% of their respective bonus targets. These executive officer bonus payments fell well short of target because although the Company exceeded the minimum plan thresholds for bookings and revenue, the cost of paying bonuses even at 50% of target would have resulted in earnings below $.57 per share, which was the minimum that had to be achieved as a condition to payment of any bonuses. The maximum bonus funding that the Company could pay while still meeting the minimum of $.57 per share in earnings required under the 2006 Bonus Plan was 20% of target. Accordingly, all 2006 bonus plan participants, including the named executive officers, were paid at the same 20% level except that, as noted previously, 2006 bonuses paid to Messrs. Eckert and Deady were guaranteed at target per their employment agreements.

2007 Bonus Plan Features

For 2007, the aggregate of the target bonuses for the named executive officers is $1.2 million, which represents approximately 12% of the total 2007 target bonus pool for all participants and is not an increase over 2006. The aggregate target bonus pool for all participants for 2007 was established by reference to the Company’s 2007 budget and was limited, along with other cost elements such as planned headcount increases, in connection with budgeting for target earnings. Executive officer target bonuses are set by reference to market benchmarks and in connection with salary levels and equity compensation; the Compensation Committee is more concerned with the appropriateness of overall compensation levels than with maintaining some specified portion of the aggregate bonus pool for executive officers, and the Compensation Committee views current target bonus levels for named executive officers as appropriate.

The 2007 Bonus Plan target thresholds associated with the performance objectives were set in connection with our annual budgeting process and were designed for consistency with our strategic plans and performance projections. It is not possible to predict with certainty how likely it will be for the Company to achieve performance levels corresponding to target or minimum bonus payments for 2007. The Company’s view is that performance corresponding to payment of bonuses at target is realistically achievable but will require consistently strong execution throughout the year, and that performing at these levels would represent significant growth over 2006 and justify payment of bonuses at target. The Company expects at a minimum to achieve performance levels corresponding to payment of bonuses at 50% of target, and believes that such performance levels would represent solid improvement over 2006. As in 2006, the plan must “self fund,” so that if payment of bonuses would cause earnings to be less than the level of earnings upon which plan funding was based, then plan funding must be reduced to the point that earnings meet the appropriate threshold net of plan funding. The Compensation Committee believes this is an appropriate plan feature because of the importance of establishing a record of earnings performance.

The 2007 Bonus Plan provides that bonuses may not be paid in excess of target unless the Board of Directors approves a satisfactory 2008 budget for the Company. The Compensation Committee determined that this requirement was appropriate in order to prevent potential funding of bonuses above target at the expense of future performance.

The 2007 Bonus Plan provides that the calculation of earnings per share for purposes of determining bonus pool funding excludes compensation expense resulting from FAS 123R, and, to the extent approved by the Board of Directors, charges associated with restructuring activities, and the effect of acquisitions, stock splits or repurchases, and other transactions not in the ordinary course of business consistent with recent practice. This is to ensure that there is no disincentive to take corporate actions that the Board of Directors determines are in the Company’s best interests but that might otherwise reduce bonus plan funding.

Equity

Overview

We use equity compensation to align the interests of named executive officers with the interests of stockholders, and to help retain named executive officers over time. Historically, the Company did not have an established consistent practice as to the granting of equity incentive awards. The amount of equity historically included in executive compensation has been based on the view that equity grants are an effective tool to motivate and reward employees and determined largely by reference to previous grants to other executives and advice and analysis specific to each particular executive officer’s role within the Company. In addition, equity awards to recently hired named executive officers were set at levels we believed were necessary for recruitment of our management team. Going forward, we envision a more structured framework regarding executive officer equity involving derivation of target total compensation for each executive officer based upon market and other factors, establishment of an overall annual budget for company-wide equity awards, and allocation from that budget to executive officers generally and each named executive specifically based upon the expected value of equity over time, so that the equity component, when combined with cash elements, approximates the target aggregate compensation over time. This requires us to assess the “value” of equity based awards, both in terms of their cost to the Company from an accounting point of view for budget purposes (which requires a “Black-Scholes” or other methodology acceptable under FAS 123R), as well as in terms of their value to executive officer recipients (which requires an analysis of expected returns).

In 2006, grants of stock options and restricted stock to executive officers were limited to specific circumstances involving hiring, promotion or retention; there were no “regular” or programmatic equity awards to named executive officers or others. For 2006 and beyond, the Compensation Committee has sought to minimize annual awards outside of a structured program. Therefore, we are working to implement a more structured equity awards program that will include executive officers as well as others in the Company. No decisions have been made regarding the details of this program or the date or dates on which awards might be granted. However, it is anticipated that equity awards to named executive officers will be part of the same basic program as awards to other participants, and that stock option grants will generally be made on scheduled grant dates consistent with our Stock Option Grant Date Guidelines described immediately below. The Compensation Committee does not believe it was necessary to implement such a structured program for named executive officers in 2006 or early 2007 because all named executive officers received new-hire or special grants relatively recently and have significant potential value remaining in unvested awards.

Stock Option Grant Date Guidelines

In July 2006, the Compensation Committee adopted the Eclipsys Corporation Stock Option Grant Date Guidelines for all participants. They provide that stock options for existing employees and new hires will generally be granted on the regularly scheduled grant date coinciding with or next following the date on which the grant is approved, or in the case of a new hire the regularly scheduled grant date coinciding with or next following the first day of employment. Regularly scheduled stock option grant dates are on the 15th day (or if the 15th day is not a business day on which the securities markets are open, then the next business day following the 15th) of the second and third calendar months of each fiscal quarter. However, if a scheduled grant date falls during any regularly scheduled quarterly blackout period under the Company’s insider trading policy, then that grant date will occur on the day the blackout period ends. The guidelines permit the Board or Compensation Committee to choose grant dates other than the specified grant dates on a case-by-case basis, but this discretion has not been exercised to date.

The Compensation Committee implemented these guidelines for three primary reasons. First, they tend to reduce perceptions of inequity among grant recipients who should otherwise receive stock options more or less contemporaneously, but with different exercise prices. Second, concentrating grants reduces administration. Third, we believe that, in general, it is appropriate to grant stock options during open trading windows under our insider trading policy following the release of quarterly or annual financial information, so that the fair market value exercise price of the options is likely to reflect all financial and other information (positive or negative) about the Company that is generally available to all investors at the time of the grant. The Company does not have a program, plan or practice to time the release of material non-public information for the purpose of affecting the value of compensation for the named executive officers.

Restricted Stock

In addition to stock options, the Company has granted restricted stock to certain management-level employees, including each of the named executive officers. However, use of restricted stock has been sparing to date, largely because the accounting treatment of stock options was more favorable than for restricted stock before the effectiveness of FAS 123R in January 2006. As of the date of this filing, in total, there are 12 holders owning a total of approximately 500,000 shares of restricted stock not yet vested. Approximately half of these shares were issued to our Chief Executive Officer and EVP Customer Solutions as inducement grants to attract their services, buy out compensation from previous employers, and retain them through short-term market volatility. It may be beneficial to increase our use of restricted stock in the future because a properly structured equity grant program that combines stock options and restricted stock may be more efficient economically for the Company, and more effective for recruitment, retention and compensatory purposes, than grants of stock options alone. Our 2005 Stock Incentive Plan includes a 500,000 share sublimit on grants other than stock options and SARs, so our ability to use restricted stock in a broad-based manner will be limited unless in the future we ask stockholders to modify the 2005 plan, or adopt a new plan, to eliminate or increase this sublimit.

Inducement Grants

The equity awards made to Messrs. Eckert and Deady in connection with their initial hire were structured as inducement grants made without stockholder approval pursuant to Section 4350(i)(1)(A)(iv) of the NASDAQ Marketplace Rules. The Compensation Committee decided to make these awards as inducement grants because they otherwise would have consumed a majority of the shares then available under the Company’s 2005 Stock Incentive Plan, leaving inadequate shares available for grants to other employees. As a consequence, the compensation resulting from those awards does not qualify for the performance-based compensation exemption from the $1 million limit on deductible compensation under Internal Revenue Code Section 162(m). We may make inducement grants from time to time in the future in connection with high-level hires with substantial initial equity awards, but in general, our policy is to make equity awards under our 2005 Stock Incentive Plan or a successor plan approved by our stockholders.

Named Executive Officers

In December 2004, the Board began a series of changes in executive management. The compensation of Mr. Eckert (CEO) and Mr. Deady (SVP Client Solutions) was recently determined through negotiation as part of their recruitment and hiring. As a result of required public disclosure and the importance of “internal equity,” the compensation packages of Messrs. Eckert and Deady, as well as other recently hired executives, became a de facto benchmark leading to various adjustments in compensation for other named executive officers. However, the Compensation Committee has taken certain steps to adjust the mix of executive compensation and avoid further increases, based upon the Compensation Committee’s perception that current levels of executive compensation are adequate for retention, motivation and reward purposes. First, when possible, we have reduced the compensation paid for specific jobs and/or shifted compensation away from base salary. For example, Mr. Eckert’s base salary is $100,000 below the level of his predecessor (although he could earn more total cash compensation through his bonus plan if the Company performs well). Second, the named executive officers and other direct reports of the CEO did not receive any increase in base salary or target bonus during 2006 (except for increases awarded to Mr. Stearns in connection with his advancement as described below). Third, Messrs. Eckert, Deady and Gomez did not receive any equity awards in 2006 (other than awards to Mr. Deady in connection with commencement of his employment in January 2006, as described below).

R. Andrew Eckert, President & CEO. Mr. Eckert was hired in October 2005 and became President and CEO in November 2005. The Compensation Committee set his compensation package taking into account market benchmarks and the compensation packages of other executive officers of the Company. The Compensation Committee made substantial initial equity awards to Mr. Eckert in order to induce him to join the Company and to motivate and reward increases in stockholder value. The Compensation Committee intended the initial equity awards to suffice for at least two years, and accordingly no additional equity awards were made to Mr. Eckert in 2006 and none are anticipated for 2007. Mr. Eckert’s first year bonus was guaranteed at its $400,000 target to compensate him for bonus opportunities foregone at his prior employer and because factors for which he was not responsible could have a significant effect upon the Company’s 2006 results and impair his ability to earn a 2006 bonus based upon Company performance. Mr. Eckert’s future bonuses are not guaranteed.

John E. Deady, EVP Client Solutions. In January 2006, we hired Mr. Deady as EVP Client Solutions, one of three key operating roles reporting to the Chief Executive Officer. The Compensation Committee set his compensation package taking into account market benchmarks and the compensation packages of the other executive officers responsible for the Company’s operations. The Compensation Committee made substantial initial equity awards to Mr. Deady in order to induce him to join the Company and to motivate and reward increases in stockholder value. The Compensation Committee intended the initial equity awards to suffice for at least two years, and accordingly, no additional equity awards were made to Mr. Deady in 2006 and none are anticipated for 2007. Mr. Deady’s first year bonus was guaranteed at its $200,000 target to compensate him for bonus opportunities foregone at his prior employer and because factors for which he was not responsible could have a significant effect upon the Company’s 2006 results and impair his ability to earn a 2006 bonus based upon Company performance. Mr. Deady’s future bonuses are not guaranteed.

Frank E. Stearns, EVP Client Services. Mr. Stearns received an option to purchase 100,000 shares in March 2006 in recognition of his performance and the importance of his role in helping us achieve the critical objective of improving client service, and in an effort to retain his services. In May 2006, Mr. Stearns received an increase in his target bonus from $150,000 to $200,000, in recognition of his potential contributions and the importance of his role, and so that his target bonus would match the target bonuses of other named executive officers (other than the CEO). In January 2007, Mr. Stearns was promoted to EVP Client Services, one of three principal operating roles in the Company under our new management structure. In recognition of his promotion, he received 100,000 shares of restricted stock and an increase in his base salary from $300,000 to $400,000. While the intent of these changes was to compensate him at a level commensurate with his peers at the Executive Vice President level in the organization, the Compensation Committee determined that a salary of $400,000 was more appropriate than the $450,000 salary level of Messrs. Gomez and Deady, based upon market benchmarks.

John P. Gomez, Chief Technology Strategy Officer. Early in 2005, Mr. Gomez received an increase in salary to approximate the compensation packages of certain other executive officers. The Compensation Committee deemed this to be appropriate in light of Mr. Gomez’s contributions to client service and his role in managing the Company’s software development. Since that time, Mr. Gomez has not received any salary increases or additional equity awards because his current base salary is considered adequate based upon market data and previously-granted equity awards are continuing to provide substantial additional compensation as they vest.

Robert J. Colletti, SVP and Chief Financial Officer. In April 2006, Mr. Colletti received an option to acquire 125,000 shares of our common stock. This was Mr. Colletti’s first stock option grant in three years and was made in recognition of the importance of his role and in an effort to align his future equity incentives more closely with those of other executive officers. Mr. Colletti did not receive any salary increase in 2006 because his current base salary is considered adequate based upon market data.

Additional Executive Compensation Matters

Role of executive officers in determining executive compensation

By its charter, the Compensation Committee is responsible for determining compensation for the Company’s executive officers. The CEO makes recommendations to the Compensation Committee regarding compensation for other executive officers, and, together with other executive officers, provides information and advice to the Compensation Committee regarding the structure and mechanics of bonus and equity award programs. The Compensation Committee makes it decisions about the CEO’s compensation in executive session, although no decisions regarding Mr. Eckert’s compensation have been necessary since his hiring in October 2005 because his compensation has been governed by his employment agreement.

Tax Considerations

Historically, Internal Revenue Code Section 162(m) has not been a significant consideration for the Company for two reasons. First, few employees have had the opportunity to receive annual income in excess of $1 million, particularly excluding stock option gains that would qualify as “performance-based” for Section 162(m) purposes. Second, the Company has generated limited taxable income, has accumulated significant net loss carryforwards and a full valuation allowance against its net deferred tax asset, so the financial statement effect of non-deductibility of any executive officer income would be delayed. However, we expect our tax situation to evolve as our performance improves, and in the future, as the deductibility of compensation expense offers immediate financial benefits, we will be more reluctant to use forms of compensation that are not deductible under Section 162(m). This proxy statement includes a proposal for stockholder approval of the Company’s Incentive Compensation Plan for Specified Officers for 2008 and beyond, which reflects the determination by the Compensation Committee that maximizing the extent to which executive compensation qualifies as “performance-based” income under Section 162(m) and is therefore deductible, is expected to confer meaningful economic benefits in the future.

Potential Effect of Misconduct on Compensation

The Company does not have a policy to seek to recover from named executive officers as a result of restatements or adjustments of financial statements or performance measures in the absence of fraud or intentional misconduct. However, if a named executive officer received compensation based upon financial statements or other performance measures that are subsequently restated or otherwise adjusted as a result of the named executive officer’s fraud or intentional misconduct, and net of the restatement or adjustment, the financial statements or performance measures would have dictated lower compensation than the named executive officer received, the Company would consider, among other remedies and in light of the applicable facts and circumstances, seeking reimbursement from the named executive officer of any compensation received by the named executive officer in excess of what the named executive officer would have received based upon the restated or adjusted financial statements or performance measures.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that Analysis with management. Based upon its review and discussions with management, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for 2006 and the Company’s 2007 proxy statement.

Edward A. Kangas, Chair

Dan L. Crippen

Steven A. Denning

EXECUTIVE COMPENSATION IN 2006

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards [1] ($)	Option Awards [1] ($)	Non-Equity Incentive Plan Compensation [2] ($)	All Other Compensation ($)		Total ($)
R. Andrew Eckert, President and Chief Executive Officer (principal executive officer)	2006	650,000	400,000	[3]	478,477	1,230,860	—	35,396	[4]	2,794,733

Robert J. Colletti, Senior Vice President and Chief Financial Officer (principal financial officer)	2006	350,000	—		30,220	250,816	40,000	1,500	[5]	672,536

John E. Deady, Executive Vice President Client Solutions	2006	432,692	200,000	[3]	379,577	1,201,962	—	82,459	[6]	2,296,690

John P. Gomez, Executive Vice President and Chief Technology Strategy Officer	2006	450,000	—		366,324	817,826	40,000	—		1,674,150

Frank E. Stearns, Executive Vice President Professional Services[7]	2006	303,846	—		—	445,708	40,000	1,500	[5]	791,054

John A. Adams, former Executive Vice President Business Solutions[8]	2006	411,923	—		356,883	1,193,882	—	2,995,225		4,957,913

Russ J. Rudish, former Executive Vice President Sales, Marketing & Customer Solutions[9]	2006	15,576	—		—	—	—	1,726,426		1,742,002

[1]

In accordance with the rules of the Securities and Exchange Commission, these amounts are the 2006 expense recognized by the Company for financial statement reporting purposes in connection with stock awards or option awards in accordance with FAS 123R, but disregarding the estimate of forfeitures related to service-based vesting conditions. The Company’s stock option valuation approach and related assumptions are described in Note 5 “Employee Benefit Plans” to the Consolidated Financial Statements on the Company’s annual report on Form 10-K for 2006. The reported amount does not necessarily reflect aggregate income that may be recognized by the individual for income tax purposes upon vesting of awards or sale of shares, or the value that may be realized by the individual upon sale of shares, which amounts will depend upon the fair market value of the shares at the times awards vest and shares are sold and may be more or less than the amount shown.

[2]

These amounts were earned pursuant to the Company’s 2006 Bonus Plan, under which payments were calculated as a function of 2006 earnings per share (subject to certain adjustments), revenue and bookings. See the narrative disclosure below for a description of the 2006 Bonus Plan.

[3]	Represents a guaranteed bonus for 2006 pursuant to the individual’s employment agreement and is in lieu of 2006 Non-Equity Incentive Plan compensation pursuant to the Company’s 2006 Bonus Plan.

[4]

Reimbursement by the Company for tax preparation, legal and other professional fees, consisting of $23,910 and $11,486 in income tax gross-up thereon. Mr. Eckert is entitled pursuant to his employment agreement to be reimbursed for up to $25,000 per year for such expenses, plus income tax gross-ups.

[5]	Represents 401(k) plan matching contributions made by the Company.
[6]

Represents $65,419 paid by the Company to counsel who represented Mr. Deady in a legal action filed against Mr. Deady by his former employer in connection with commencement of his employment with the Company, and $17,040 paid by the Company to counsel who represented Mr. Deady in negotiation of his employment arrangements with the Company and preparation of employment documents. The Company agreed pursuant to Mr. Deady’s employment agreement to provide these benefits as an inducement to Mr. Deady to join the Company.

[7]

Mr. Stearns was promoted to Executive Vice President Professional Services on February 7, 2007. Before the promotion his title was Senior Vice President Professional Services. His annual salary increased from $300,000 to $400,000 in December 2006 in connection with that promotion.

[8]

The Company terminated the employment of Mr. Adams without cause as of November 22, 2006. Under the rules of the Securities and Exchange Commission, information regarding Mr. Adams is included because the compensation shown in this table would have made him one of the Company’s three most highly compensated executive officers other than the principal executive officer and principal financial officer if he had been serving as an executive officer at the end of 2006. The amount shown as All Other Compensation represents (i) $47,148 in reimbursement by the Company for income tax preparation, legal and other professional fees, consisting of $30,213 and an additional $16,935 in income tax gross-up thereon, and (ii) $2,948,077 in severance benefits paid to Mr. Adams in 2006 or accrued in 2006 for later payment in connection with termination of his employment arrangements. See the narrative disclosure below for a description of the severance benefits.

[9]

The Company terminated the employment of Mr. Rudish without cause as of January 5, 2006. Under the rules of the Securities and Exchange Commission, information regarding Mr. Rudish is included because the compensation shown in this table would have made him one of the Company’s three most highly compensated executive officers other than the principal executive officer and principal financial officer if he had been serving as an executive officer at the end of 2006. The amount shown as All Other Compensation represents (i) $9,220 in reimbursement by the Company for income tax preparation, legal and other professional fees, and (ii) $1,717,206 in severance benefits paid to Mr. Rudish in 2006 or accrued in 2006 for later payment in connection with termination of his employment. See the narrative disclosure below for a description of the severance benefits.

GRANTS OF PLAN-BASED AWARDS TABLE

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards [2]			All Other Stock Awards : Number of Shares of Stock or Units (#)		All Other Option Awards : Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards (S/Sh)	Closing Price on Grant Date [3] ($/Sh)	Grant Date Fair Value of Stock and Option Awards [4] ($)
Name	Grant Date	Approval Date [1]	Threshold ($)	Target ($)	Maximum ($)
R. Andrew Eckert	—	—	—	—	—	—		—		—	—	—
Robert J. Colletti	5/12/06 —	4/27/06 —	— 100,000	— 200,000	— 260,000	— —		125,000 —	[5]	19.18 —	19.50 —	1,443,540 —
John E. Deady	1/9/06 1/9/06	12/21/05 12/21/05	— —	— —	— —	100,000 —	[6]	— 400,000	[6]	— 21.03	— 21.15	1,939,595 5,047,384
John P. Gomez	—	—	100,000	200,000	260,000	—		—		—	—	—
Frank E. Stearns	3/8/06 —	2/22/06 —	— 100,000	— 200,000	— 260,000	— —		100,000 —	[5]	25.12 —	24.40 —	1,496,794 —
John A. Adams[7]	—	—	100,000	200,000	260,000	—		—		—	—	—
Russ J. Rudish[8]	—	—	—	—	—	—		—		—	—	—

[1]

The Compensation Committee approved the equity awards on the referenced dates, and specified that the grants would take place in the future, in the case of Mr. Deady when his employment commenced, in the case of Mr. Colletti following the filing of the Company’s quarterly report on Form 10-Q that was pending at the time the award was approved, and in the case of Mr. Stearns following the filing of the Company’s annual report on Form 10-K that was pending at the time the award was approved.

[2]

All Non-Equity Incentive Plan Awards were made under the Company’s 2006 Bonus Plan. These awards are for 2006 only and the actual amount earned in 2006 in respect of these awards by each individual other than Mr. Adams was $40,000, as reflected in the Summary Compensation Table. Actual payments in respect of these awards were less than the Threshold amount because of the plan requirement that bonus payments not reduce 2006 earnings below $.57 per share. Pursuant to Mr. Adams’ employment agreement, he received $178,630 as a pro-rata portion of his target payment in connection with termination of his employment. As reflected in the Summary Compensation Table, Mr. Eckert and Mr. Deady each had a guaranteed bonus for 2006 pursuant to his employment agreement, which was in lieu of non-equity incentive plan awards under the Company’s 2006 Bonus Plan. See the narrative disclosure below for additional details.

[3]

The rules of the Securities and Exchange Commission require that if the exercise price of a stock option is less than the closing market price of the underlying security on the date of grant, this column must be included to show the closing market price of the underlying security on the date of grant. At the times these grants were made, the Company’s convention was to determine the fair market value of the Company’s common stock for purposes of setting the exercise price of the stock option by reference to the NASDAQ closing price on the trading date immediately preceding the date of grant. Accordingly, the closing market price on the date of grant differs from the exercise price, reflecting market trading activity on the date of grant. The Company subsequently changed its convention and now uses the NASDAQ closing price on the date of grant as its measure of the fair market value for purposes of determining the exercise price of stock options.

[4]

In accordance with the rules of the Securities and Exchange Commission, this amount is the entire “fair value” of the award computed in accordance with FAS 123R for its anticipated life and is reported for the year in which the grant was made; the reported amount does not necessarily reflect the value that may be realized by the individual because the award vests over approximately five years from the date of grant contingent upon continued employment, and the actual amount received upon sale of shares will depend upon the fair market value of the shares at the times they are sold.

[5]	Award made under the Company’s 2005 Stock Incentive Plan. See the narrative disclosure below for terms of the awards.
[6]

Award made under the Company’s 2005 Inducement Grant Stock Incentive Plan as an inducement grant pursuant to Section 4350(i)(1)(A)(iv) of the NASDAQ Marketplace Rules. Mr. Deady paid $.01 per share to the Company in connection with the stock award. See the narrative disclosure below for terms of the awards.

[7]	The Company terminated Mr. Adams’ employment without cause as of November 22, 2006.
[8]	The Company terminated Mr. Rudish’s employment without cause as of January 5, 2006.

Narrative Disclosure Related to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements with Named Executive Officers

The Company has entered into employment agreements with each of Messrs. Eckert, Deady and Gomez, which provide for the base salary and bonus compensation described in the preceding tables, as well as at-will employment and the severance benefits described under the heading “Potential Payments Upon Termination or Change in Control.” Messrs. Colletti and Stearns do not have employment agreements with the Company; however, Messrs. Colletti and Stearns are parties to severance agreements with the Company, as more fully described under the heading “Potential Payments upon Termination or Change in Control.”

Terms of Awards

The award to Mr. Deady of 100,000 shares of the Company’s common stock was made in connection with commencement of his employment on January 9, 2006. Mr. Deady paid $.01 per share. Subject to continued employment, 26.666% of the total number of shares vests on June 1, 2007, and an additional 10% of the total number of shares vest on each December 1 and June 1 thereafter, with the final 3.334% of the total number of shares vesting on June 1, 2011. The shares may not be sold prior to vesting, and any shares not vested at the time Mr. Deady’s employment with the Company terminates, and that do not vest on an accelerated basis in connection with termination of his employment as described in his employment agreement, may be repurchased by the Company at the original purchase price of $.01 per share.

The award to Mr. Deady of a non-qualified option to purchase up to 400,000 shares of the Company’s common stock was made in connection with commencement of his employment on January 9, 2006. Subject to continued employment, the option vests with respect to 20% of the underlying shares on February 1, 2007 and with respect to the remaining 80% of the underlying shares in 48 equal consecutive monthly installments on the first day of each calendar month thereafter. The option is forfeited to the extent not already vested at the time Mr. Deady’s employment with the Company terminates and not accelerated in connection with termination of his employment as described in his employment agreement.

The award to Mr. Colletti of a non-qualified option to purchase up to 125,000 shares of the Company’s common stock was made on May 12, 2006. Subject to continued employment, the option vests with respect to 20% of the underlying shares on June 1, 2007 and with respect to the remaining 80% of the underlying shares in 48 equal consecutive monthly installments on the first day of each calendar month thereafter. The option is forfeited to the extent not already vested at the time Mr. Colletti’s employment with the Company terminates and not accelerated in connection with termination of his employment as described in his severance agreement.

The award to Mr. Stearns of a non-qualified option to purchase up to 100,000 shares of the Company’s common stock was made on March 8, 2006. Subject to continued employment, the option vests with respect to 20% of the underlying shares on April 1, 2007 and with respect to the remaining 80% of the underlying shares in 48 equal consecutive monthly installments on the first day of each calendar month thereafter. The option is forfeited to the extent not already vested at the time Mr. Stearns’ employment with the Company terminates and not accelerated connection with termination of his employment as described in his severance agreement.

The five-year vesting schedules for these awards are consistent with the vesting schedules of similar awards made to employees other than the named executive officers. The stock options described above, like other stock options granted by the Company, expire ten years after grant.

Bonuses and Non-Equity Incentive Plan Compensation

The Bonus Plan as applicable to 2006 and 2007 (pursuant to which non-equity incentive plan compensation is paid) has the following basic structure:

•	The total target bonus pool consists of the target bonuses of all plan participants.

•	The bonus pool is funded based upon actual Company performance against three performance objectives: earnings, revenue, and sales bookings.

•	The Company objectives are weighted 50% to earnings, 25% to revenue and 25% to sales bookings, and each objective has a minimum threshold and a target.

•	If actual performance does not meet the minimum threshold for each performance objective, the bonus pool does not fund and bonus payments, if any, are at the discretion of the Board of Directors.

•

If actual performance meets at least the minimum threshold for each objective, then the amount of bonus pool funding will be determined by multiplying the weighting of each performance objective by the percentage attainment for that performance objective, and adding those products. For these purposes, the minimum threshold for each objective corresponds to 50% attainment, the target threshold for each objective corresponds to 100% attainment, and the maximum threshold for each objective corresponds to 130% attainment. Actual results between thresholds are interpolated.

•

Actual performance against the earnings objective is measured net of total bonus payments, so that payment of bonuses does not reduce earnings below the level of earnings used in calculating the bonus pool. Bonus pool funding is required to be reduced to the maximum amount that meets this requirement.

•

Bonus pool funding is allocated among plan participants in three tiers according to the ratio of the total unpaid bonus targets of all participants in each tier to the aggregate target bonus pool for the entire plan.

As described in more detail above, Messrs. Eckert and Deady had guaranteed bonuses for 2006. The other named executive officers received non-equity incentive plan awards under the Bonus Plan, and actual bonus payments were below the 50% of target threshold because a portion of bonus accruals were surrendered to satisfy the minimum $.57 earnings requirement.

Severance Payments

Messrs. Adams and Rudish had employment agreements providing that upon termination by the Company of employment without cause, they would be entitled to severance compensation equal to 18 months’ salary, 150% of target bonus, a pro-rata bonus paid at target for the portion of the year he served until the termination of his employment, and acceleration of 12 months’ vesting of stock options and restricted stock, as well as reimbursement for health insurance premiums for up to 18 months.

The severance benefits for Mr. Adams listed in the Summary Compensation Table above consist of $1,153,630 in cash payments, $432,600 in value for accelerated vesting of 20,000 shares of restricted stock, $1,194,400 in value (determined in accordance with FAS 123R) for accelerated vesting of 80,000 stock options, $102,447 in value (determined in accordance with FAS 123R) for extension of Mr. Adams’ post-employment stock option exercise period by 23 days until March 15, 2007, and $65,000 for benefits including outplacement services and reimbursement of health insurance premiums paid under COBRA.

The severance benefits for Mr. Rudish listed in the Summary Compensation Table above consist of $977,739 in cash payments, and $736,050 in value for accelerated vesting of 35,000 shares of restricted stock, and $3,417 in reimbursement of COBRA health insurance premiums. The Company and Mr. Rudish negotiated for vesting of 15,000 shares of restricted stock, in addition to the 12 months’ vesting called for by his employment agreement, in lieu of any accelerated vesting of stock options.

Additional Information

Although the Company does not anticipate paying dividends, if the Company were to pay dividends, they would be payable on restricted stock, whether or not vested, on the same basis as other shares of common stock.

EXECUTIVE EQUITY PLAN HOLDINGS AND EXERCISE ACTIVITY

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#)[1]		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#) [2]	Market Value of Shares or Units of Stock that Have Not Vested ($) [3]
Name	Exercisable	Unexercisable
R. Andrew Eckert	105,000	420,000	15.90	11/14/15	120,000	2,467,200
Robert J. Colletti	665 10,001 2,000 41,334 10,000 40,000 40,000 100,000 29,332 —	— — — — — — — — 10,668 125,000	6.50 7.50 13.50 23.38 15.12 9.53 8.25 13.20 8.88 19.18	7/15/07 11/4/07 4/8/08 3/22/09 10/15/09 5/1/10 7/11/10 9/27/11 4/29/13 5/12/16
					5,166	106,213

John E. Deady	—	400,000	21.03	1/9/16	100,000	2,056,000

John P. Gomez	20,000 31,677 68,000 56,000	10,000 18,333 52,000 84,000	13.26 11.95 13.35 19.70	8/11/13 10/22/13 2/4/14 12/1/14
					57,499	1,182,179

Frank E. Stearns	11,000 22,667 5,250 —	4,000 17,335 9,750 100,000	8.88 13.35 15.77 25.12	4/29/13 2/4/14 3/4/15 3/8/16

John A. Adams[4]	233,348	—	19.96	3/15/07	—	—

Russ J. Rudish[5]	—	—	—	—	—	—

[1]

The grant date of each stock option is ten years before the expiration date shown in the table. All of the stock options vest (or vested) with respect to 20% of the underlying shares on or shortly following the first anniversary of the grant date and with respect to the remaining 80% of the underlying shares in equal monthly installments over the following 48 months, except some of Mr. Colletti’s grants that are already fully exercisable vested over three or four-year periods.

[2]

June 1 and December 1 of each year are scheduled vesting dates for restricted stock awards. Subject to continued employment: the first vesting date is the scheduled vesting date that is on or immediately following the first anniversary of the grant date, and on that date vesting is 20% of the total number of shares covered by the award plus a number of shares equal to the product of 1.667% of the total number of shares and the number of complete calendar months, if any, elapsed during the period beginning on the first anniversary of the grant date and ending on the first vesting date. On each of the eight scheduled vesting dates next succeeding the first vesting date, an additional 10% of the total number of shares covered by the award vests, except that the number of shares vesting on the last of such eight succeeding scheduled vesting dates will be less than 10% of the total number of shares if and to the extent that the number of shares vesting on the first vesting date exceeded 20% of the total number of shares. Mr. Eckert’s award of 150,000 shares was granted November 14, 2005, and the shares unvested at fiscal year-end will (subject to continued employment) continue to vest at a rate of 15,000 shares each scheduled vesting date until December 1, 2010. Mr. Deady’s award of 100,000 shares was granted on January 9, 2006, and vests with respect to 26,666 shares on June 1, 2007, and with respect to 10,000 shares each scheduled vesting date thereafter, with the final 3,334 shares vesting on June 1, 2011. Mr. Colletti’s award of 10,000 shares was granted July 1, 2004, and the shares unvested at fiscal year end will continue to vest at a rate of 1,000 shares each scheduled vesting date with the final 166 shares vesting December 1, 2009. Mr. Gomez’s awards were made 30,000 on July 1, 2004 and 70,000 shares on December 1, 2004 and the shares unvested at fiscal year end will continue to vest at an aggregate rate of 10,000 shares each scheduled vesting date, with the final 7,499 shares vesting December 1, 2009.

[3]

In accordance with the rules of the Securities and Exchange Commission, the values represent the product of the number of shares that have not vested and $20.56, which was the closing market price of the Company’s Common Stock at the end of 2006. The reported amount does not necessarily reflect the value that may be realized by the individual because the award vests over approximately five years from the date of grant contingent upon continued employment, and the actual amount received upon sale of shares will depend upon the fair market value of the shares at the times they are sold.

[4]

The Company terminated Mr. Adams’ employment without cause as of November 22, 2006. The stock options shown represent 153,348 options vested during service plus 80,000 vested on an accelerated basis pursuant to contractual severance arrangements in connection with termination of his employment. The balance of his stock options were canceled in connection with termination of his employment.

[5]

The Company terminated Mr. Rudish’s employment without cause as of January 5, 2006. In connection with termination of his employment, all unvested stock options were canceled, 35,000 unvested shares of restricted stock were vested on an accelerated basis pursuant to contractual severance arrangements, and the balance of his restricted stock was repurchased by the Company at $.01 per share.

OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise [1] ($)	Number of Shares Acquired on Vesting [2] (#)	Value Realized on Vesting [3] ($)
R. Andrew Eckert	—	—	30,000	629,100

Robert J. Colletti	—	—	1,000 1,000	19,440 20,970

John E. Deady	—	—	—	—

John P. Gomez	—	—	10,000 10,000	194,400 209,700

Frank E. Stearns	—	—	—	—

John A. Adams[4]	—	—	28,335 29,998	550,832 648,857

Russ J. Rudish[5]	147,625	1,621,239	55,000	1,049,700

[1]	Represents the aggregate of the difference between the market price of the Company’s common stock at exercise and the exercise price of the option for each share acquired upon exercise.
[2]	Shares shown as “acquired” represent shares vested, and are calculated before and do not reflect (i) surrender to the Company of vested shares to reimburse the Company for deposits paid by the Company on behalf of the individual to federal and state tax authorities, as applicable, in respect of income resulting from vesting; or (ii) sale of 10% of vested shares on or about the vesting date pursuant to Rule 10b5-1 trading plans to generate funds to pay the incremental federal income tax due as a result of vesting in excess of tax deposits paid by the Company on behalf of the individual at the statutory minimum rate of 25%. Vesting dates for the amounts shown are listed in footnote 3 below.

[3]

In accordance with the rules of the Securities and Exchange Commission, the values shown as “realized” represent the product of the number of shares vested and the fair market value per share on the vesting date. No representation is made regarding any sales other than as described in footnote 2 above; actual amounts realized by individuals upon sale depend upon the fair market value of the shares at the times they are sold.

[4]

The Company terminated Mr. Adams’ employment without cause as of November 22, 2006. As part of his severance benefits, as of the date of termination of his employment Mr. Adams received accelerated vesting of 9,998 shares of restricted stock otherwise scheduled to vest December 1, 2006 and an additional 20,000 shares of restricted stock otherwise schedule to vest in the future.

[5]

The Company terminated Mr. Rudish’s employment without cause as of January 5, 2006. As part of his severance benefits, as of the date of termination of his employment, Mr. Rudish received accelerated vesting of 35,000 shares of restricted stock otherwise scheduled to vest in the future.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Messrs. Eckert and Deady

Severance Benefits

Subject to the paragraph below regarding reductions, if Eclipsys were to terminate the employment of Mr. Eckert or Mr. Deady for any reason other than cause, disability or death, or if Mr. Eckert or Mr. Deady were to terminate his employment with good reason, he would be entitled to (i) continuation of his salary and target bonus for 18 months, (ii) 12 months’ additional vesting of his restricted stock, stock options and any other equity-based awards, and (iii) payment of his target bonus on a pro-rata basis for the portion of the year he served until the date of termination without regard to any performance requirements. He would also be entitled to reimbursement for the cost of continuing his health insurance benefits for 18 months or until he became eligible to receive similar benefits from another employer. However, if a change in control of Eclipsys were to occur and Eclipsys or its successor were to terminate the employment of Mr. Eckert or Mr. Deady for any reason other than cause, disability or death, or if Mr. Eckert or Mr. Deady were to terminate his employment with good reason, within two years following the change in control, or within 180 days before and in anticipation of the change in control, then he would be entitled to (i) continuation of his salary and target bonus for 24 months, (ii) acceleration of vesting of all of his stock options, restricted stock and any other equity-based awards, and (iii) payment of his target bonus on a pro-rata basis for the portion of the year he served until the date of termination without regard to any performance requirements, as well as gross-up payments to offset the effect of any applicable excess parachute payments tax. He would also be entitled to reimbursement for the cost of continuing his health insurance benefits for 24 months or until he became eligible to receive similar benefits from another employer.

In case of death or disability, he or his survivors would be entitled to payment of his target bonus on a pro-rata basis for the portion of the year he served until the date of termination.

In addition to the contractual severance rights of the executives, the plans pursuant to which all equity awards granted to the named executive officers were granted provide that in connection with a change in control, all equity awards will be assumed by the successor or replaced by equivalent awards of the successor, and will vest on an accelerated basis if not so assumed or replaced, or if the recipient’s employment is terminated by the company without cause or by the recipient with good reason within a year following the change in control.

Reductions

If Mr. Eckert or Mr. Deady becomes entitled to severance benefits (whether or not in connection with a change in control), then for each Dollar by which the Total Equity Value (as described below) exceeds the applicable cap (which is $6 million for Mr. Eckert and $4 million for Mr. Deady), the amount of cash severance otherwise payable to him as part of the severance benefits will be reduced by one Dollar, with the total amount of such reductions spread evenly over the term that such cash severance would otherwise be payable. In addition, if he would be entitled to severance benefits in circumstances other than in connection with a change in control, then for each Dollar by which the Vested Equity Value (as described below) exceeds the applicable cap, the accelerated vesting of stock options, restricted stock or other equity-based awards that would otherwise occur as a part of the severance benefits or pursuant to any plan or agreement governing such awards will be reduced by one Dollar in value, with such reductions coming first from stock options and then from restricted stock and then from other awards, and with such reductions measured by the gross spread on options that would otherwise accelerate and the gross value of shares of restricted stock or other awards that would otherwise accelerate. For these purposes, “Vested Equity Value” means (i) the value of vested restricted stock and other vested awards (other than stock options) owned beneficially by the executive, plus (ii) the spread on vested stock options owned beneficially by the executive, plus (iii) the gross proceeds received by the executive or his transferee from sales of restricted stock and payment of other awards (other than stock options) in the four-year period ending on the date of termination of employment, plus (iv) the amount by which gross proceeds from sales by the executive or his transferee, in the four-year period ending on the date of termination of employment, of shares obtained upon exercise of stock options exceeded the exercise price thereof, plus (v) the amount by which the value of shares obtained upon exercise of stock options and still beneficially owned by the executive or his transferee exceeds the exercise price paid for those shares. “Total Equity Value” means Vested Equity Value plus (i) the value of restricted stock and other awards (other than stock options) that would vest as a part of severance benefits, plus (ii) the spread on stock options that would vest as a part of severance benefits, calculated as the aggregate of the amount by which the value of a share of stock issuable upon exercise of each stock option vesting as part of the severance benefits exceeds the exercise price payable therefore. Measures of value of stock options, restricted stock and other awards will be taken at fair market value on the date of termination of employment.

Additional Requirements and Limitations

If the successor in any change in control of Eclipsys offers to retain Mr. Eckert or Mr. Deady in a Comparable Position, then he is not entitled to terminate his employment with good reason due to a change in his responsibilities. For these purposes, “Comparable Position” for Mr. Eckert means (i) Chief Executive Officer of the successor organization, with duties, responsibilities, authority and participation in management commensurate with that role; or (ii) Chief Executive Officer or President of the portion of the successor organization that succeeds to the business of the Company (whether organized as a subsidiary, division, or otherwise) (the “Successor Business”), if (A) the Successor Business (1) is the natural successor to the business of the Company following the Change in Control and continues in the same basic business as the Company, and (2) operates with a significant degree of autonomy; and (B) Mr. Eckert’s role with the Successor Business (1) involves operational control of the Successor Business, and (2) would not result in a diminution of the substantive operational scope of Mr. Eckert’s role from the substantive operational scope of his role with the Company. “Comparable Position” for Mr. Deady means (i) Executive Vice President of the Successor Business, or if the Successor Business does not use that title, then a title within the Successor Business’s organizational structure that is comparable to Executive Vice President in the Company’s organizational structure, with duties, responsibilities, authority and participation in management commensurate with that role, if (A) the Successor Business is the natural successor to the business of the Company following the Change in Control and continues in the same basic business as the Company; and (B) Mr. Deady’s role with the Successor Business would not result in a material diminution of the substantive operational scope of Mr. Deady’s role from the substantive operational scope of his role with the Company.

In connection with his employment, each of Mr. Eckert and Mr. Deady has also entered into an Agreement re Specified Acts providing for cessation of unpaid severance benefits and disgorgement of previously realized severance benefits (in excess of $200,000) if at any time during or within two years following termination of his employment, he becomes employed by or affiliated with any of certain specified competitors, or violates in any material respect any material contractual obligation or legal duty to the Company.

Mr. Gomez

The severance arrangements applicable to Mr. Gomez are substantially the same as those applicable to Messrs. Eckert and Deady, except that (i) Mr. Gomez is not subject to the “Comparable Position” requirement and is not party to an Agreement re Specified Acts, each as described above in the section entitled “Additional Requirements and Limitations,” (ii) accelerated vesting in case of termination not in connection with a change in control applies only to equity awards made after March 15, 2005 (the date of Mr. Gomez’s employment agreement), and (iii) required relocation constitutes “Good Reason” for Mr. Gomez even in connection with a headquarters establishment. Instead of an Agreement re Specified Acts, Mr. Gomez is party to an agreement that restricts certain post-employment activities that would be competitive with the Company’s business or make inappropriate use of the Company’s confidential information.

Messrs. Colletti and Stearns

Severance Benefits

Each of Messrs. Colletti and Stearns is party to a severance agreement with the Company dated July 31, 2006 providing that if the Company or its successor terminates his employment under any circumstances other than for cause, death or disability, or if he resigns his employment with good reason, then he would be entitled to (i) continuation of base salary (but not bonus, commissions or other incentive compensation) for 12 months, (ii) a cash amount equal to 100% of his target annual bonus in effect on the date of termination without regard to any performance requirements, and (iii) one year of accelerated vesting of stock options, restricted stock or other equity-based awards granted to him after the date of the severance agreement (unless the Company specifies within 30 days before or after the original date of issuance of the award that it is not subject to this acceleration provision). He would also be entitled to reimbursement for the portion of the cost of continuing his health insurance benefits equal to the portion being paid by the Company at the time of termination of his employment for 12 months or until he became eligible to receive similar benefits from another employer.

Additional Requirements and Limitations

The severance agreement provides that if at any time during or within one year following termination of his employment, he becomes employed by or affiliated with any competitor, or violates in any material respect any material contractual obligation or legal duty to the Company, and fails to cure, then Eclipsys may cancel any equity awards that vested pursuant to the severance agreement, recover the value he may have realized upon sale during the two preceding years of shares underlying equity awards that vested pursuant to the severance agreement, and cease any severance payments and recover any severance already paid in excess of $25,000.

Quantification of Payments upon Termination or Change in Control

The following table shows severance benefits payable for each named executive officer in an ordinary severance situation (i.e. not in connection with a change in control), as well as in connection with a change in control. In accordance with SEC rules, the amounts shown assume that the triggering event in question occurred on December 31, 2006, the last day of fiscal year 2006, and are based on a price of $20.56 for the Company’s common stock, which was the reported closing price of the Company’s common stock on December 29, 2006. This table does not reflect the value of reimbursement for the cost of continuation of health insurance described above.

SEVERANCE BENEFITS TABLE

	Ordinary Severance				Change in Control Severance¹
		Accelerated Vesting				Accelerated Vesting
	Cash ($)	Stock Options² ($)	Restricted Stock³ ($)	Total ($)	Cash ($)	Stock Options[4] ($)	Restricted Stock[5] ($)	Total ($)
R. Andrew Eckert	1,975,000	489,300	616,800	3,081,100	2,500,000	1,957,200	2,467,200	6,924,400

Robert J. Colletti	550,000	—	—	550,000	550,000	—	—	550,000

John E. Deady	1,175,000	—	411,200	1,586,200	1,500,000	—	2,056,000	3,556,000

John P. Gomez	1,175,000	—	—	1,175,000	1,500,000	678,007	1,182,178	3,360,185

Frank E. Stearns	600,000	—	—	600,000	600,000	—	—	600,000

[1]

Messrs. Eckert, Deady and Gomez are entitled to income tax gross-ups on severance compensation payable in connection with a change in control to offset the effects of any 20% excise tax on excess parachute payments under Section 4999 of the Internal Revenue Code. An executive is treated as having received excess parachute payments if the payments or benefits received are contingent on a change in the ownership or control of a corporation, and the aggregate amount of such payments and benefits equals or exceeds three times the executive’s base amount compensation (salary plus bonus). The value of such gross-ups is not reflected in this table. Based on assumptions as of December 31, 2006 and Black-Scholes modeling, the value of such gross-ups are as follows: Mr. Eckert - $2,256,537; Mr. Deady - $1,548,228; and Mr. Gomez - $911,886.

[2]

Reflects accelerated vesting of 105,000 shares for Mr. Eckert. Mr. Deady’s options are out-of-the money at $20.56. Messrs. Gomez, Colletti, and Stearns had no options that qualified for acceleration in an ordinary severance situation as of December 31, 2006.

[3]

Reflects accelerated vesting of 30,000 shares for Mr. Eckert and 20,000 shares for Mr. Deady. Messrs. Gomez, Colletti, and Stearns had no restricted stock that qualified for acceleration in an ordinary severance situation as of December 31, 2006.

[4]

Reflects accelerated vesting of 420,000 shares for Mr. Eckert and 164,333 shares for Mr. Gomez. Mr. Deady’s options are out-of-the money at $20.56. Messrs. Colletti and Stearns had no options that qualified for acceleration in a change in control severance situation as of December 31, 2006.

[5]

Reflects accelerated vesting of 120,000 shares for Mr. Eckert, 100,000 shares for Mr. Deady, and 57,499 shares for Mr. Gomez. Messrs. Colletti and Stearns had no restricted stock that qualified for acceleration in a change in control severance situation as of December 31, 2006.

PROPOSAL 2 — APPROVAL OF THE COMPANY’S INCENTIVE COMPENSATION PLAN

FOR SPECIFIED OFFICERS

General

On May 16, 2007, the Compensation Committee of the Board of Directors adopted the Company’s Incentive Compensation Plan for Specified Officers (the “Plan”) for the chief executive officer and other executive officers of the Company and its affiliates selected by the Compensation Committee pursuant to the terms of the Plan (the “Participants”). The purpose of the Plan is to advance the interests of the Company and its stockholders and to assist the Company in attracting and retaining executive officers of the Company and its affiliates by providing to such executive officers incentives and financial rewards that qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”).

The Board recommends that the stockholders approve the Plan so that the Plan will comply with the stockholder approval requirements of Section 162(m). Under Section 162(m), a publicly held corporation is generally not entitled to a federal income tax deduction with respect to any taxable year for compensation in excess of $1 million paid to its chief executive officer or any of its other four highest paid executive officers in office at the end of the year. However, qualifying performance-based compensation is not subject to this deduction limitation. To qualify for the performance-based exception under Section 162(m), compensation must be paid under a plan, the material terms of which (including the general performance criteria used as the basis for determining awards) have been approved by the corporation’s stockholders and must meet other requirements set forth in regulations under Section 162(m). Under Section 162(m), the general performance criteria and other material plan terms must typically be disclosed and approved by stockholders every five years.

The Company believes that the Plan will provide incentives for the Participants to achieve a sustained, high level of financial performance for the Company, while enhancing the Company’s ability to deduct the cost of such incentives for tax purposes. Annual incentive compensation programs with comparable performance measures have generally been made available to other officers and key employees; however, the tax deductibility of such payments is not dependent on the approval of such plans by stockholders and administration in accordance with Section 162(m). The Compensation Committee generally intends to take reasonable measures to avoid the loss of a Company tax deduction due to Section 162(m). The Compensation Committee may in certain circumstances, however, approve bonus or other payments outside of the Plan that may not be tax deductible. The Board believes that approval of the Plan is in the best interests of the Company and its stockholders and recommends that the stockholders approve its adoption.

The full text of the Plan is attached hereto as Appendix A. The following description of certain features of the Plan is qualified in its entirety by reference to the full text of the Plan.

Eligible Employees; Administration. Only the chief executive officer and other executive officers or employees selected by the Compensation Committee are eligible to participate in the Plan. It is currently anticipated that approximately eight persons will participate in the Plan in 2008. Under the Plan, the Compensation Committee has the full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to do the following:

•	select the Participants to whom awards may from time to time be granted under the Plan (“Awards”);

•	determine the terms and conditions, not inconsistent with the provisions of the Plan, of each Award, and modify Awards;

•	determine the time when Awards will be granted and paid and the period of service to which the performance goals for an Award relates (the “Performance Period”);

•

determine the performance goals for Awards for each Participant in respect of each Performance Period based on any of the Performance Criteria (as defined below) and certify the calculation of the amount of the Award payable to each Participant in respect of each Performance Period;

•	determine whether payment of Awards may be deferred by Participants;

•	interpret and administer the Plan and any Award and any instrument or agreement entered into in connection with the Plan, including any document granting an Award;

•

correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent that the Compensation Committee shall deem desirable to carry it into effect;

•	establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and

•	make any other determination and take any other action that the Compensation Committee deems necessary or desirable for administration of the Plan.

To the extent not inconsistent with applicable law or the rules and regulations of NASDAQ (or such other principal securities market on which the Company’s securities are listed or qualified for trading), including the applicable provisions of Section 162(m), the Compensation Committee may delegate to one or more officers of the Company or a committee of officers the authority to take actions on its behalf pursuant to the Plan.

Determination of Awards. Not later than the earlier of (i) 90 days after the commencement of each fiscal year of the Company and (ii) the expiration of 25% of the Performance Period, the Compensation Committee will designate in writing one or more Performance Periods, and determine the Participants and performance goals for each Award based on attainment of specified levels of one or any combination of the Performance Criteria (described below). The performance goals may have such definitions as the Committee may reasonably specify, and in such calculations the Committee may also exclude charges related to an event or occurrence or circumstance that the Committee determines should appropriately be excluded, including (a) restructurings, productivity initiatives, discontinued operations or divestitures, extraordinary items, and other unusual or non-recurring charges, (b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, (c) the cumulative effects of tax or accounting changes in accordance with generally accepted accounting principles, or (d) implementation of FASB 123(R), the effect of acquisitions, financing activities, litigation and settlements, stock splits or repurchases, and other transactions not in the ordinary course of business consistent with recent practice.

The amount of the Award actually paid to a Participant may, in the sole discretion of the Compensation Committee, be less than the amount otherwise payable to the Participant based on attainment of the performance goals for the Performance Period. The actual amount of the Award determined by the Compensation Committee for a Performance Period may be paid in cash or, to the extent provided in the Plan, shares of common stock of the Company, under a stockholder-approved stock plan of the Company. Payment to each Participant will be made no later than the fifteenth day of the third month following the end of the fiscal year of the Company in which the applicable Performance Period ends. The maximum dollar value of an Award payable to any Participant for any 12-month period is $2,000,000.

Performance Criteria. The performance criteria (the “Performance Criteria”) that the Compensation Committee may use shall be based on any one or more of the following, which shall be stated for the Participants in terms of an objective formula or standard as required by Section 162(m) and may be related to the Company, affiliates, or business units: net sales; revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income (before or after allocation of corporate overhead and bonus); earnings per share; net income (before or after taxes); return on equity; total stockholder return; return on assets or net assets; appreciation in and/or maintenance of the price of the shares of common stock of the Company or any other publicly-traded securities of the Company; gross profits; earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization); economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels; operating margins, gross margins or cash margin; year-end cash; debt reductions; stockholder equity; market share; product bookings; regulatory achievements; and implementation, completion or attainment of measurable objectives with respect to research, development, products or projects, production volume levels, acquisitions and divestitures and recruiting and maintaining personnel.

Commencement or Termination of Employment. If a person becomes a Participant during a Performance Period (whether through promotion or commencement of employment) or if a person who otherwise would have been a Participant dies, retires or is disabled, or if the person’s employment is otherwise terminated, during a Performance Period (except for cause, as determined by the Compensation Committee in its sole discretion), the Award payable to such a Participant may, in the discretion of the Compensation Committee, be proportionately reduced based on the period of actual employment during the applicable Performance Period.

Amendment and Termination of the Plan. The Board may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable, subject to any requirement for stockholder approval imposed by applicable law, including Section 162(m). No amendments to, or termination of, the Plan shall in any way impair the rights of a Participant under any Award previously granted without such Participant’s consent. If not sooner terminated by the Board, the Plan will terminate at the end of the Performance Period during which occurs the first stockholder meeting in the fifth year following the year in which Stockholders first approve the Plan.

Federal Tax Consequences. Under the Internal Revenue Code of 1986 as presently in effect, the grant of an Award has no federal income tax consequences. Payment of Awards are taxable to Participants as ordinary income and amounts taxable to Participants will be deductible by the Company as compensation, subject to the pre-approval requirement discussed above.

New Plan Benefits

The Compensation Committee does not expect any Awards to be made under the Plan, as approved by the stockholders, in fiscal 2007. Instead, bonuses for the Chief Executive Officer and the other executive officers of the Company for 2007 will be paid pursuant to the Company’s 2007 Corporate Bonus Plan, which is the same bonus plan applicable to other bonus-eligible employees of the Company for 2007 (excluding sales personnel participating in incentive compensation plans based upon their sales results). Accordingly, bonuses paid to those individuals for 2007 will not qualify as performance-based compensation under Section 162(m). For a description of the 2007 Corporate Bonus Plan, see “Executive Compensation.” For any Performance Period after 2007, the Compensation Committee has the discretion to determine which eligible persons will receive awards under the Plan, the performance goals for each Participant for such Performance Period and the specified levels of one or any combination of the Performance Criteria that must be attained for each Participant to be paid under his or her Award. As a result, the amount and timing of such Awards are not determinable at this time. If the Plan had been in effect for 2006, and assuming no bonus payment guarantees, each of our current named executive officers (as listed in the Summary Compensation Table above) would have received an initial target award of $200,000 under the Plan, contingent upon actual performance against Plan targets, with actual payment of $40,000 per person pursuant to such awards, except that the amounts for Mr. Eckert would have been $400,000 and $80,000, respectively. For all current executive officers who were serving at the end of 2006 as a group, the aggregate initial target award would have been $1,550,000, and the actual aggregate payment would have been $310,000.

The Board of Directors recommends a vote FOR the approval of the Company’s Incentive Compensation Plan for Specified Officers.

PROPOSAL 3 — RATIFICATION OF THE SELECTION OF THE COMPANY’S INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected the firm of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the current fiscal year. PricewaterhouseCoopers LLP has served as our independent auditors since our inception. Although stockholder approval of the selection of PricewaterhouseCoopers LLP is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not ratified at the Annual Meeting, the Audit Committee may reconsider its selection of PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee may in its discretion select a different independent registered certified public accounting firm at any time during the year if it determines that such a change would be appropriate.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

The Board of Directors recommends a vote FOR the ratification of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm.

AUDIT FEES AND RELATED MATTERS

INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM FEES

The aggregate fees billed to the Company for each of the last two fiscal years by our independent registered certified public accounting firm, PricewaterhouseCoopers LLP, are as follows:

Fee Category	2006	2005
Audit Fees(1)	$1,782,500	$1,240,233
Audit-Related Fees(2)	31,130	—
Tax Fees(3)	21,500	30,273
All Other Fees(4)	1,500	1,500

Total	$1,836,630	$1,272,006

(1)	Audit Fees consist of fees for the audit of our financial statements, the audit of our internal control over financial reporting, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements.
(2)	Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees.” These services relate to compliance with Section 404 of the Sarbanes-Oxley Act, due diligence related to mergers and acquisitions, accounting consultations and audits in connection with acquisitions, internal control reviews, attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.
(3)	Tax Fees consist of fees for tax compliance, tax advice and tax planning services. Tax compliance services, which relate to the review of the consolidated federal income tax returns and foreign tax issues, accounted for all of the total tax fees billed in 2005 and 2006.
(4)	All Other Fees for 2005 and 2006 related to renewal of our accounting research software.

PRE-APPROVAL POLICY AND PROCEDURES

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered certified public accounting firm. These policies generally provide that we will not engage our independent registered certified public accounting firm to render audit or non-audit services unless the services are specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered certified public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular services to be provided and is also generally subject to a maximum dollar amount. None of the services described above under the captions “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” was approved by the Audit Committee pursuant to the provisions of paragraph (c)(7)(i)(C) of Rule 2-01 of SEC Regulation S-X.

REPORT OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

The Audit Committee of our Board of Directors is composed of three members and acts under a written charter which has been approved by our Board of Directors. The members of the Audit Committee are independent directors, as defined by the Audit Committee charter and the NASDAQ Marketplace Rules. The Audit Committee reviewed our audited financial statements for the fiscal year ended December 31, 2006 and discussed these financial statements with our management and our independent registered certified public accounting firm. The Audit Committee has also received from, and discussed with, our independent registered certified public accounting firm various communications that our independent registered certified public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

Our independent registered certified public accounting firm also provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee has discussed with the registered certified public accounting firm their independence from us.

Based on its discussions with management and the independent registered certified public accounting firm, and its review of the representations and information provided by management and the independent registered certified public accounting firm, the Audit Committee recommended to our Board of Directors that our audited financial statements for the fiscal year ended December 31, 2006 be included in our annual report on Form 10-K for the year ended December 31, 2006.

By the Audit Committee of the Board of Directors of Eclipsys Corporation.

AUDIT COMMITTEE

Jay B. Pieper, Chair
Dan L. Crippen
Edward A. Kangas

OTHER DIRECTOR AND EXECUTIVE OFFICER INFORMATION

CERTAIN RELATED PARTY TRANSACTIONS

License Agreement with Partners Healthcare System, Inc.

We have a license agreement with Partners HealthCare System, Inc. (“Partners”). Jay Pieper, a director of Eclipsys, is Vice President of Corporate Development and Treasury Affairs for Partners. Under the terms of this license, we may develop, commercialize, distribute and support certain technology of Partners (the “Partners’ Technology”) and license it, as well as sell related services, to other healthcare providers and hospitals throughout the world (with the exception of the Boston, Massachusetts metropolitan area). No royalties are payable by us pursuant to the license with Partners. We are obligated to offer to Partners and certain of its affiliates a license for internal use, granted on most favored customer terms, to all new software applications developed by us, whether or not derived from the Partners’ Technology, and major architectural changes to the Partners’ Technology. Partners and certain of its affiliates are also entitled to receive internal use licenses, also granted on most favored customer terms, for any changes to any module or application included in the Partners’ Technology requiring at least one person-year of technical effort. Additionally, as part of the agreement, we have previously provided development services to Partners related to commercializing its intellectual property. No fees were paid to us by Partners for development services in 2006. In 2001, Partners entered into a contract with us for the license of a new software application and related professional services. This new software application consisted of an upgrade to an existing software application that Partners had licensed from Transition Systems, Inc. (“Transition”), an entity that we acquired in December 1998. Under this new contract, Partners paid us $643,747 in 2006. As of December 31, 2006, Partners owed us $207,762 related to this new contract. Mr. Pieper was not affiliated with us at the time of the negotiation of the original Partners license from Transition.

Investment in Healthvision, Inc.

During July 1999, we invested in Healthvision, Inc. (“Healthvision”), a Dallas-based, privately held Internet healthcare company. Mr. Kelly, a member of our Board of Directors, served until December 2006 on the board of directors of Healthvision. We beneficially own common stock of Healthvision representing approximately 16% of its outstanding common stock on a fully diluted basis.

In 1999, we entered into an agreement with Healthvision under which each organization agreed to jointly market products and services of the other party to its customers. In late 2003, we mutually agreed with Healthvision to terminate the joint marketing provisions of our agreement. Under the remaining provisions of this agreement, we paid Healthvision approximately $0.3 million during 2006 for the sale by Healthvision of our products and services. During 2006 we earned revenues from Healthvision of approximately $1.1 million for remote hosting and other related services and had accounts receivable due from Healthvision of approximately $0.1 million at December 31, 2006.

For the year ended December 31, 2006, Healthvision had total revenues of approximately $17.4 million and a net loss of approximately $1.9 million with total assets of approximately $10.1 million.

We account for our investment in Healthvision using the equity method of accounting. Due to losses recognized under the equity method, the recorded balance of the investment in Healthvision was $0 as of December 31, 2006. We are not required to provide funding to Healthvision, and have made no guarantees on their behalf.

Lease Agreement and Cost-Sharing Arrangement with BG Jet Corp.

Effective March 1, 2007, we entered into a Lease Agreement and a Cost Sharing Agreement, each with BG Jet Corp., and an Assignment and Consent among Eclipsys, BG Jet Corp, NetJets Sales, Inc., NetJets Services, Inc. and NetJets Aviation, Inc. BG Jet Corp. is 50% owned by Eugene Fife, one of our directors and the Chairman of our Board. The NetJets entities are affiliated companies that in the aggregate provide a fractional aircraft interest and related services to BG Jet Corp.

BG Jet Corp. has agreed to make a portion of its fractional interest available to us. Pursuant to these agreements, (i) BG Jet Corp. leases its fractional interest to us from time to time to accommodate our flight needs, (ii) the NetJets entities provide directly to us the aircraft management services provided to BG Jet Corp. as part of the fractional ownership program, and (iii) Eclipsys and BG Jet Corp. divide the fixed monthly costs and hourly flight time charges according to each party’s respective usage of the fractional interest. This arrangement is structured to comply with applicable rules of the Federal Aviation Administration.

Our costs in connection with this arrangement include (i) fixed lease payments to BG Jet Corp. of $100 per month, (ii) payments to NetJets of our ratable share, based upon our usage, of the fixed monthly costs that BG Jet Corp. is obligated to pay to NetJets, which equate to $1,989 per hour, and (iii) payments to NetJets of $2,263 per hour of flight time by Eclipsys, plus federal excise taxes, fuel surcharges, and other miscellaneous items such as landing fees. The monthly management fee and hourly flight costs are the actual costs to BG Jet Corp. pursuant to its arrangements with NetJets, so the transaction is not structured to profit BG Jet Corp. In addition, we do not make any payment to BG Jet Corp. in respect of BG Jet Corp.’s capital investment in its fractional interest.

It is anticipated that we will use the fractional interest up to approximately 35 hours per year. Assuming usage at that level, our total cost for this arrangement would be approximately $149,920 (excluding federal excise taxes, fuel surcharges, and miscellaneous items). Of this amount, the amount that can be considered to benefit Mr. Fife and therefore represents his interest in the transaction is $35,358, consisting of 50% (commensurate with his 50% interest in BG Jet Corp.) of $1,100 in monthly rentals paid to BG Jet Corp. and $69,615 payable to NetJets for fixed monthly maintenance costs that would otherwise be paid by BG Jet Corp. The balance, consisting of incremental hourly flight costs, would not benefit Mr. Fife. If we use more than 35 hours per year, the benefit to Mr. Fife would increase ratably consistent with the foregoing.

This arrangement has an initial term of 11 months and can be renewed upon agreement of the parties. Either Eclipsys or BG Jet Corp. may terminate the arrangement if Mr. Fife’s service on our Board of Directors ceases, or as a result of a change in control of Eclipsys, or upon loss of use of the aircraft that is subject to the fractional interest, or upon transfer of the fractional interest in whole or part by BG Jet Corp.

This related party transaction was approved by our Audit Committee. In addition, pursuant to our related party transactions policy, because the transaction involves a director it was also approved by the entire Board of Directors, with Mr. Fife abstaining. The Audit Committee and the Board of Directors considered the business need for periodic access to private aircraft and alternative sources of access to private aircraft, and concluded that the transaction with BG Jet Corp. was beneficial.

POLICIES AND PROCEDURES FOR APPROVAL OF RELATED PARTY TRANSACTIONS

In recognition of the fact that a transaction between Eclipsys and one of its directors, executive officers or significant stockholders (or their immediate family members) may present potential, perceived or actual conflicts of interest, our Board of Directors has adopted a formal, written policy with respect to the review and approval of related party transactions. In accordance with this policy and our Audit Committee Charter, our Audit Committee is responsible for reviewing and approving the terms and conditions of all related party transactions. In addition, if the related party involved in the transaction under review is our Chief Executive Officer or one of our directors or the proposed transaction involves more than $2 million per year, the transaction is subject to further review and approval by our entire Board of Directors. Our finance and internal audit departments are responsible for establishing and maintaining procedures for identifying potential related party transactions while our legal department is responsible for preliminary review of such transactions and determining whether the transaction under review is subject to Audit Committee approval under our related party transactions policy. Our legal department is also responsible for the preparation of a detailed description of the subject transaction for use by the Audit Committee in performing its formal review and approval process. In the course of its review of a related party transaction, the factors considered by our Audit Committee include, but are not limited to the:

•	terms of the transaction as compared to terms available for a similar transaction with a non-related party;

•	disclosure requirements associated with the transaction;

•	effect of the transaction upon the ability of the related party to fulfill his or her duties to Eclipsys; and

•	appearance of the transaction.

The Audit Committee or the full Board of Directors has reviewed and approved or ratified each of the related party transactions described above under the heading, “Certain Related Party Transactions.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and persons who beneficially own more than ten percent of our Voting Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. We are required to disclose in this proxy statement any late filings during the fiscal year ended December 31, 2006.

To our knowledge, based solely on our review of the copies of such reports required to be furnished to us and on the representations of the reporting persons, all of these reports were timely filed, except that Form 4 filings related to grants of deferred stock units made to our non-employee directors in 2006 were late due to Company administrative error. These late filings included a Form 4 that was filed on June 5, 2006 for each non-employee director to report an automatic annual grant of deferred stock units on May 12, 2006; one Form 4 was filed on August 21, 2006 for each of Messrs. Denning and Kelly to report an elective grant of deferred stock units in lieu of cash fees on August 14, 2006; and one Form 5 that was filed February 7, 2007 for each of Messrs. Denning and Kelly to report an elective grant of deferred stock units in lieu of cash fees on November 13, 2006.

OTHER MATTERS

STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS

Pursuant to Securities Exchange Act Rule 14a-8(e), proposals of stockholders intended to be presented at our 2008 annual meeting of stockholders must be received by us at 18201 Von Karman Avenue, Suite 120, Irvine, CA 92612 or at our corporate headquarters as listed on our website at www.eclipsys.com, directed to the attention of our Corporate Secretary, not later than February 8, 2008 to be considered for inclusion in the proxy statement for that meeting. In addition, under our bylaws stockholder proposals for action at our 2008 annual meeting of stockholders which are not intended or eligible for inclusion in the proxy statement for that meeting may, nonetheless, be considered for presentation at the meeting if the proposal is delivered to or mailed and received by us at 18201 Von Karman Avenue, Suite 120, Irvine, CA 92612 or at our corporate headquarters not less than 60 days or more than 90 days prior to the date of the meeting. However, if less than 70 days notice or prior public disclosure of the date of our 2008 annual meeting of stockholders is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first. A copy of our bylaws may be obtained from our Secretary.

ANNUAL REPORT

Our annual report on Form 10-K for the year ended December 31, 2006 as filed with the Securities and Exchange Commission, without exhibits, is included in our Annual Report. Additional copies of our annual report on Form 10-K for the year ended December 31, 2006 will be provided without charge upon written request addressed to our Corporate Secretary at 18201 Von Karman Avenue, Suite 120, Irvine, CA 92612 provided that payment of an appropriate processing fee may be required in connection with provision of exhibits to the Form 10-K, if requested.

By Order of the Board of Directors,

Brian W. Copple
Secretary

June 11, 2007

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN IF THEY HAVE PREVIOUSLY SUBMITTED THEIR PROXIES.

APPENDIX A

ECLIPSYS CORPORATION

2007 INCENTIVE COMPENSATION PLAN FOR SPECIFIED OFFICERS

Eclipsys Corporation (the “Company”), a Delaware corporation, hereby establishes and adopts the following 2007 Incentive Compensation Plan (the “Plan”) to provide incentive awards that are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

1.	PURPOSES OF THE PLAN

The purposes of the Plan are to advance the interests of the Company and its stockholders and assist the Company in attracting and retaining executive officers of the Company and its Affiliates who, because of the extent of their responsibilities can make significant contributions to the Company’s success by their ability, industry, loyalty and exceptional services, by providing incentives and financial rewards to such executive officers.

2.	DEFINITIONS

2.1. “Affiliate” shall mean any corporation, partnership or other organization of which the Company owns or controls, directly or indirectly, not less than 50% of the total combined voting power of all classes of stock or other equity interests.

2.2 “Award” shall mean any amount granted to a Participant under the Plan.

2.3 “Board” shall mean the board of directors of the Company.

2.4 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

2.5 “Committee” shall mean the Compensation Committee of the Board or any subcommittee thereof formed by the Compensation Committee to act as the Committee hereunder. For purposes of satisfying the requirements of Section 162(m) of the Code and the regulations thereunder, the Committee is intended to consist solely of “outside directors” as such term is defined in Section 162(m) of the Code.

2.6 “Disability” means any physical or mental condition of a Participant that in the opinion of the Committee renders the Participant incapable of continuing to be an employee of the Company and its Affiliates.

2.7 “Participant” shall mean the Company’s Chief Executive Officer and each other executive officer and other employee of the Company selected by the Committee pursuant to Section 4.1 to participate in this Plan.

2.8 “Performance Criteria” shall mean net sales; revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income (before or after allocation of corporate overhead and bonus); earnings per share; net income (before or after taxes); return on equity; total shareholder return; return on assets or net assets; appreciation in and/or maintenance of the price of the Shares or any other publicly-traded securities of the Company; gross profits; earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization); economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels; operating margins, gross margins or cash margin; year-end cash; debt reductions; shareholder equity; market share; product bookings; regulatory achievements; and implementation, completion or attainment of measurable objectives with respect to research, development, products or projects, production volume levels, acquisitions and divestitures and recruiting and maintaining personnel.

2.9 “Performance Period” shall mean the Company’s fiscal year or such other period that the Committee, in its sole discretion, may establish.

3.	ELIGIBILITY AND ADMINISTRATION

3.1. Eligibility. The individuals eligible to participate in the Plan shall be the Company’s Chief Executive Officer and any other executive officer of the Company or an Affiliate selected by the Committee to participate in the Plan (each, a “Participant”).

3.2. Administration. (a) The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (i) select the Participants to whom Awards may from time to time be granted hereunder; (ii) determine the terms and conditions, not inconsistent with the provisions of the Plan, of each Award, and modify

Awards; (iii) determine the time when Awards will be granted and paid and the Performance Period to which they relate; (iv) determine the performance goals for Awards for each Participant in respect of each Performance Period based on any of the Performance Criteria and certify the calculation of the amount of the Award payable to each Participant in respect of each Performance Period; (v) determine whether payment of Awards may be deferred by Participants; (vi) interpret and administer the Plan and any Award and any instrument or agreement entered into in connection with the Plan or any Award; (vii) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent that the Committee shall deem desirable to carry it into effect; (viii) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.

(b) Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Affiliate, any Participant and any person claiming any benefit or right under an Award or under the Plan.

(c) To the extent not inconsistent with applicable law or the rules and regulations of the NASDAQ Stock Market (or such other principal securities market on which the Company’s securities are listed or qualified for trading), including the applicable provisions of Section 162(m) of the Code, the Committee may delegate to one or more officers of the Company or a committee of officers the authority to take actions on its behalf pursuant to the Plan.

4.	AWARDS

4.1. Performance Period; Performance Goals. Not later than the earlier of (i) 90 days after the commencement of each fiscal year of the Company and (ii) the expiration of 25% of the Performance Period, the Committee shall, in writing, designate one or more Performance Periods, determine the Participants for such Performance Periods and determine the performance goals for determining the Award for each Participant for such Performance Period(s) based on attainment of specified levels of one or any combination of the Performance Criteria. Such performance goals may be based solely by reference to the Company’s performance or the performance of an Affiliate, division, business segment or business unit of the Company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. The performance goals may have such definitions as the Committee may reasonably specify, and the Committee may also exclude charges related to an event or occurrence or circumstance that the Committee determines should appropriately be excluded, including (a) restructurings, productivity initiatives, discontinued operations or divestitures, extraordinary items, and other unusual or non-recurring charges, (b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, (c) the cumulative effects of tax or accounting changes in accordance with generally accepted accounting principles, or (d) implementation of FASB 123(R), the effect of acquisitions, financing activities, litigation and settlements, stock splits or repurchases, and other transactions not in the ordinary course of business consistent with recent practice. Such performance goals shall otherwise comply with the requirements of, Section 162(m) of the Code, and the regulations thereunder.

4.2. Certification. At such time as it shall determine appropriate following the conclusion of each Performance Period, the Committee shall certify, in writing, the amount of the Award for each Participant for such Performance Period.

4.3. Payment of Awards. The amount of the Award actually paid to a Participant may, in the sole discretion of the Committee, be less than the amount otherwise payable to the Participant based on attainment of the performance goals for the Performance Period as determined in accordance with Section 4.1. The actual amount of the Award determined by the Committee for a Performance Period shall be paid in cash or, to the extent provided in such plan share awards under a shareholder-approved stock plan of the Company. Payment to each Participant shall be made no later than the fifteenth day of the third month following the end of the fiscal year of the Company in which the applicable Performance Period ends.

4.4. Commencement or Termination of Employment. In addition to the requirement that a Participant be employed in good standing on the date Awards are generally paid in order to receive an Award, if a person becomes a Participant during a Performance Period (whether through promotion or commencement of employment) or if a person who otherwise would have been a Participant dies, retires or is Disabled, or if the person’s employment is otherwise terminated, during a Performance Period (except for cause, as determined by the Committee in its sole discretion), the Award payable to such a Participant may, in the discretion of the Committee, be proportionately reduced based on the period of actual employment during the applicable Performance Period.

4.5. Maximum Award. The maximum dollar value of an Award payable to any Participant for any 12-month period is $2,000,000.

5.	MISCELLANEOUS

        5.1. Amendment and Termination of the Plan. The Board may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable, subject to any requirement for stockholder approval imposed by applicable law, including Section 162(m) of the Code. No amendments to, or termination of, the Plan shall in any way impair the rights of a Participant under any Award previously granted without such Participant’s consent. If not sooner terminated by the Board, the Plan will terminate at the end of the Performance Period during which occurs the first stockholder meeting in the fifth year following the year in which Stockholders first approve the Plan unless the Plan as a whole or the Performance Criteria are re-approved by the stockholders of the Company.

5.2. Section 162(m) of the Code. Unless otherwise determined by the Committee, the provisions of this Plan shall be administered and interpreted in accordance with Section 162(m) of the Code to ensure the deductibility by the Company of the payment of Awards.

5.3. Tax Withholding. The Company or an Affiliate shall have the right to make all payments or distributions pursuant to the Plan to a Participant, net of any applicable federal, state and local taxes required to be paid or withheld. The Company or an Affiliate shall have the right to withhold from wages, Awards or other amounts otherwise payable to such Participant such withholding taxes as may be required by law, or to otherwise require the Participant to pay such withholding taxes. If the Participant shall fail to make such tax payments as are required, the Company or an Affiliate shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant or to take such other action as may be necessary to satisfy such withholding obligations.

5.4. Right of Discharge Reserved; Claims to Awards. Nothing in this Plan shall provide any Participant a right to receive any Award or payment under the Plan with respect to a Performance Period. Nothing in the Plan nor the grant of an Award hereunder shall confer upon any Participant the right to continue in the employment of the Company or an Affiliate or affect any right that the Company or an Affiliate may have to terminate the employment of (or to demote or to exclude from future Awards under the Plan) any such Participant at any time for any reason. Except as specifically provided by the Committee, the Company shall not be liable for the loss of existing or potential profit from an Award granted in the event of the termination of employment of any Participant. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants under the Plan.

5.5. Nature of Payments. All Awards made pursuant to the Plan are in consideration of services performed or to be performed for the Company or an Affiliate, division or business unit of the Company. Any income or gain realized pursuant to Awards under the Plan constitute a special incentive payment to the Participant and shall not be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the employee benefit plans of the Company or an Affiliate except as may be determined by the Committee or by the Board or board of directors of the applicable Affiliate.

5.6. Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

5.7. Severability. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.

5.8. Construction. As used in the Plan, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

5.9. Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation and deferred compensation if permitted by the Committee. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

5.10. Governing Law. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware, without reference to principles of conflict of laws that might result in the application of the laws of another jurisdiction, and shall be construed accordingly.

5.11. Effective Date of Plan. The Plan shall be effective on the date of the approval of the Plan by the holders of the then outstanding securities of the Company entitled to vote generally in the election of directors. The Plan shall be null and void and of no effect if the foregoing condition is not fulfilled.

5.12. Captions. The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

Ú PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

A  Proposals — The Board of Directors recommends a vote FOR the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:	For	Withhold		For	Withhold	+
01 - Dan L. Crippen*	☐	☐	02 - Edward A. Kangas*	☐	☐

* Each to serve as Class III directors for a three (3)-year term.

	For Against Abstain		For Against Abstain
2. To approve the Company’s Incentive Compensation Plan for Specified Officers.	☐ ☐ ☐	3. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered certified public accounting firm for the current fiscal year.	☐ ☐ ☐

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

B  Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should add their titles.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

Ú PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

Proxy — ECLIPSYS CORPORATION

Proxy for the Annual Meeting of Stockholders to be held Wednesday, July 11, 2007

This Proxy is Solicited on Behalf of the Board of Directors of the Company

The undersigned, having received notice of the meeting and management’s proxy statement therefor, and revoking all prior proxies, hereby appoint(s), Brian W. Copple, Robert J. Colletti and Robert M. Saman, and each of them, with full power of substitution, as proxies to represent and vote, as designated herein, all shares of stock of Eclipsys Corporation (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Company’s Atlanta office, located at 200 Ashford Center North, Atlanta, Georgia 30338, on Wednesday, July 11, 2007, at 10:00 a.m., local time, and at any adjournment thereof (the “Meeting”).

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Meeting or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR all proposals. Attendance of the undersigned at the meeting or at any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing or shall deliver a subsequently dated proxy to the Secretary of the Company or shall vote in person at the Meeting.

PLEASE FILL IN, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE